PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED (DESIGNATED BY AN ASTERISK (*)
          AND WHITE SPACE) AND FILED SEPARATELY WITH THE SECURITIES AND
                 EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR
          CONFIDENTIAL TREATMENT DATED AUGUST 4, 1998; FILE NO. 0-15609

                          LICENSE AND SUPPLY AGREEMENT

         This License and Supply Agreement ("Agreement"), effective as of the 30th day of June 1998, is by and between Japan Energy Corporation, a corporation duly organized and existing under the laws of Japan and having its principal place of business at 10-1, Toranomon 2-chome, Minato-ku, Tokyo 105-8407, Japan (hereinafter referred to as "JE"), and Agouron Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of the State of California, U.S.A., and having its principal place of business at 10350 North Torrey Pines Road, La Jolla, California 92037, U.S.A. (hereinafter referred to as "Agouron"). JE and Agouron are sometimes hereinafter each referred to as a Party (collectively "Parties") to this Agreement.

                                   BACKGROUND

         JE possesses technical information and know-how pertaining to a certain pharmaceutical compound designated JE-2147 and its related compounds that may be useful in the treatment and prevention of Human Immunodeficiency Virus infections and other diseases.

         The Parties entered into a Confidentiality Agreement effective December 31, 1997 (the "Confidentiality Agreement") and a Material Transfer Agreement effective December 31, 1997 (the "Material Transfer Agreement"), pursuant to which Agouron has undertaken certain evaluations of JE-2147.

         JE  holds  patents  rights   pertaining  to  JE-2147  and  its  related
compounds.

         Agouron desires to obtain a license from JE to enable Agouron to develop and commercialize Product (as hereinafter defined) in certain countries of the world, and JE is willing to grant such license on the terms and conditions hereinafter set forth.

         The Parties wish to cooperate under the terms of this Agreement to optimize the development and commercialization of Product.

         The Parties also wish to confirm their arrangement regarding the supply of Compound by JE to Agouron and the supply of Product by Agouron to JE (both terms as hereinafter defined).

         On June 30, 1998, the parties executed and delivered to each other, by telefax, a prior version of this Agreement. The parties now wish to supersede such prior version of this Agreement and to formally enter into this revised version of this Agreement.

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants, benefits and obligations set forth herein, the Parties agree as follows:

                             ARTICLE I - DEFINITIONS

         When used in this Agreement, the following terms shall have the meanings set out in this Article I. Except as otherwise explicitly provided, all references to Articles and Sections shall refer to the Articles and Sections of this Agreement, and all references to Attachments, Exhibits and Schedules shall refer to the Attachments, Exhibits and Schedules to this Agreement, all of which are incorporated herein by reference.

         SECTION 1.01 "Affiliate" means any person, organization or entity that is, directly or indirectly, controlling, controlled by, or under common control with JE or Agouron, as the case may be. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any person, organization or entity, means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such person, organization or entity, whether through the ownership of voting securities, or by contract or court order or otherwise. The ownership of voting securities of a person, organization or entity shall not, in and of itself, constitute "control" for purposes of this definition, unless said ownership is of a majority of the outstanding securities entitled to vote of such person, organization or entity. Affiliate shall also mean a limited partnership in which a subsidiary of Agouron and/or JE is a general partner.

         SECTION 1.02 "Combination Product" means any pharmaceutical product in any dosage form that contains, in addition to * , one (1) or more * having *.
                                              .

         SECTION 1.03 "Compound" means the chemical compound known by the JE code name JE-2147 ("JE-2147"), whose chemical structure is as follows:






                                        *
                              (chemical structure)

     The definition of Compound also means: (i) * JE-2147; * JE-2147, * .

         SECTION 1.04 "Compound Supply Plan" means the supply plan under which JE will provide Compound to Agouron in accordance with the provisions of Section 4.04.

         SECTION 1.05 "Control," "Controlled" or "Controlling" means possession, now or in the future, of the ability to grant a license or sublicense, as provided for herein, without violating the terms of any agreement with, or arrangement with, or the rights of any third party.

         SECTION 1.06 "Development Program" means all normal and customary activities by or on behalf of JE or Agouron, independently or jointly, as the case may be, that are necessary for the timely development of Compound and/or a Product, including, but not limited to: (i) formulation and stability studies;
(ii) other non-clinical studies, including toxicology studies (or the applicable equivalent), in preparation for regulatory submissions; (iii) virology studies, including resistance and cross-resistance studies; (iv) manufacture of preclinical and clinical materials and supplies; (v) planning, implementation, evaluation, administration and conduct of human clinical trials, including pharmaco-economic, quality of life and other clinical studies that are necessary for the purposes of Registration or to expand the labeling of a Product; (vi) manufacturing process development and scale-up; and (vii) preparation and submission of Registration applications. The normal and customary activities necessary for timely development of Compound and/or Product for indications in the Field are, or will be, described generally in the Development Program that is described in Exhibit 1, as such exhibit is amended in the future.

         SECTION 1.07 "Development Program Patent Rights" means patent rights covering those inventions conceived or reduced to practice in the Development Program after the Effective Date of this Agreement that are contained in: (i) any patent applications or issued patents that are, respectively, filed after the Effective Date of this Agreement or issued from patent applications that are filed after the Effective Date of this Agreement in the United States and/or any other countries throughout the world, and that are Controlled by either or both of the Parties; and (ii) any reissues, extensions (or other governmental actions that provide exclusive rights to the patent holder in the patented subject matter beyond the original patent expiration date), substitutions, confirmations, registrations, revalidations, re-examinations, additions, continuations, continuations-in-part, or divisions of or to any of the foregoing; such inventions shall include, but not be limited to, any compositions of matter of intermediates of the Compound, methods of use or processes of making the Compound, intermediates thereof, or Products, which compositions of matter, methods of use or processes of making the Compound, intermediates thereof or Products are conceived or reduced to practice in the Development Program after the Effective Date of this Agreement. Development Program Patent Rights shall not include any inventions that are included in the JE Patent Rights. For purposes of this Agreement, the terms "conceived" and "reduced to practice" shall have the meanings determined under United States law, regardless of where such inventive acts take place.

         SECTION 1.08 "Development Program Technology" means any know-how, trade secret, experimental data, formula, expert opinion, experimental procedure and other confidential and/or proprietary information specifically concerning the Compound, intermediates thereof, or a Product that is developed or acquired by or on behalf of JE or Agouron, independently or jointly, as the case may be, in the Development Program after the Effective Date of this Agreement that are useful or necessary for either: (i) the formulation (including sustained-release formulations), manufacture, use and/or application of a Product; or (ii) obtaining Registration of a Product, including, but not limited to, information and data arising out of pre-clinical and clinical trials and all NDA applications, and which is under the Control of JE and Agouron, solely or jointly. Development Program Technology shall not include JE Technology.

         SECTION 1.09 "Dossier" means the document that is filed with and approved by a government or health authority for purposes of Registration, for example, a Marketing Authorization Application.

         SECTION 1.10 "Effective Date" means June 30, 1998.

         SECTION 1.11 "EMEA" means the European Agency for the Evaluation of Medicinal Products.

         SECTION 1.12"FDA" means the United States Food and Drug Administration.

         SECTION 1.13 "Field" means the treatment and prevention of Human Immunodeficiency Virus ("HIV") infections.

         SECTION 1.14 "Initial Commercial Sale" means the first commercial sale of a Product *

         SECTION 1.15 "JE Territory" means Japan, Taiwan, South Korea and North Korea.

         SECTION 1.16 "JE Patent Rights" means: (i) the patents and the patent applications that are referred to in Schedule 1 of this Agreement; (ii) all patents * , and all patents and patent applications based on, or claiming or corresponding to the * of any * ; or (iii) any reissues, extensions (or other governmental actions that provide exclusive rights to the patent holder in the patented subject matter beyond the original patent expiration date), substitutions, confirmations, registrations, revalidations, re-examinations, additions, continuations, continuations-in-part, or divisions of or to any of the foregoing.

         SECTION 1.17 "JE Technology" means any know-how, trade secret, experimental data, formula, expert opinion, experimental procedure, and other confidential and/or proprietary information specifically concerning the Compound, intermediates thereof, or a Product that was developed or acquired by or on behalf of JE before the Effective Date of this Agreement that is necessary or useful for either: (i) the formulation (including sustained release formulations), manufacture, use and/or application of a Product; or (ii) obtaining Registration of a Product, including, but not limited to, information and data arising out of pre-clinical and clinical trials and all NDA applications, and which is Controlled by JE.

         SECTION 1.18 "Licensed Territory" means all countries of the world, except for Japan, Taiwan, South Korea and North Korea.

         SECTION 1.19 "MAA" means Marketing Authorization Application.

         SECTION 1.20 "Major Market European Country" means the United Kingdom, France, Germany, Spain or Italy.

         SECTION 1.21 "Net Sales" means the gross amount invoiced for Product by Agouron, its Affiliates and sublicensees to non-Affiliated third parties, other than separately itemized transportation costs, and sales taxes and other taxes that are directly linked to and included in the gross amount invoiced, as computed on a product-by-product basis for the countries concerned, less: (i) deductions for returns, credits for rejected goods, and rebates, chargebacks and allowances; (ii) usual and customary * , sales commissions, transportation insurance charges, normal handling and packaging costs, and customs duties and other governmental charges.

         SECTION 1.22 "New Drug Application" or "NDA" means a new drug application, product license application or comparable regulatory submission to the FDA, the EMEA or an equivalent agency of a country in the Territory for permission to commence commercial sale of a Product.

         SECTION 1.23 "Patent Rights" means, collectively, JE Patent Rights and Development Program Patent Rights.

         SECTION 1.24 "Product" means any pharmaceutical product in any active ingredient form or finished-dosage form that contains the Compound, including, without limitation, Combination Products.

         SECTION 1.25 "Registration" means the official approval by the government or health authority in a country (or supra-national organization, such as the European Agency for the Evaluation of Medicinal Products) that is required for a Product to be offered for sale in such country, including such authorizations as may be required for the production, importation, pricing, reimbursement and sale of such Product, and for subsequent regulatory filings for line extensions and/or additional indications of such Product.

         SECTION 1.26      "Territory" means the world.

         SECTION 1.27 "Trade Dress" means any materials directly supporting the commercialization of a Product, including, but not limited to, packaging, package inserts, advertising or selling aids, brochures, mailings and/or other marketing or packaging materials.

         SECTION 1.28 "Trademark(s)" means any trademark selected and owned by a Party and registered (or applied for) by such Party, its Affiliate(s) and sublicensee(s) in the Territory for use in connection with the marketing of Products. The definition of Trademark(s) shall not refer to trade names or designs such as logos used by a Party to designate the name of such Party.

         SECTION 1.29 "United States" or "U.S." means the United States of America, its territories, possessions and protectorates (including Puerto Rico), and the District of Columbia.

         SECTION 1.30 "Valid Claim" means a claim within issued and enforceable JE Patent Rights, which claim has not been: (i) abandoned or disclaimed; (ii) declared invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal; or (iii) admitted by JE to be invalid.

                         ARTICLE II - COMMERCIAL RIGHTS

         SECTION 2.01 LICENSE GRANTS. To implement the development and commercialization of Compound and/or Products, the Parties, subject to the other applicable provisions of this Agreement, grant and accept the license rights provided below in this Article II.

         (a) Subject to the provisions of Section 2.01(c), and Article V, JE grants Agouron the exclusive right, even as to JE (with right of sublicense), to use, offer for sale, sell and/or import in or into the Licensed Territory, Compound and Products under applicable JE Patent Rights and Development Program Patent Rights, and using applicable JE Technology and Development Program Technology.

         (b) Subject to the provisions of Sections 2.01(c) and 4.04, and Article V, JE grants Agouron the non-exclusive right in the Territory (with right of sublicense) under applicable JE Patent Rights and Development Program Patent Rights, and using applicable JE Technology and Development Program Technology to: (i) make and/or have made Compound, intermediates thereof used in the process of making Compound and/or Products; (ii) use or have used any intermediate(s) of Compound in the process of making Compound; and (iii) conduct Development Program activities * using Compound and/or Product in countries located outside the Licensed Territory, which Agouron deems necessary or useful in obtaining Registration of a Product in the Licensed Territory. It is understood and agreed to by the Parties that Agouron shall have no rights to utilize the license rights granted in this Section 2.01(b)(i) and (ii) to make and/or have made Compound for commercial use unless and until Agouron becomes entitled to make independent arrangements for the supply of Compound pursuant to the provisions of Section 4.04,and any such exercise of these license rights is subject to the terms of
Section 4.04 and/or as otherwise set forth in the Agreement.

         (c) If Agouron has determined to enter into a sublicense agreement with a non-Affiliated third party, Agouron shall notify JE of such fact, including the expected marketing territory and the names of any non-Affiliated third parties which Agouron then intends to contact concerning such sublicense. When Agouron enters into a sublicense agreement with a non-Affiliated third party, it agrees to forward to JE within * after executing such sublicense, the name and address of the new sublicensee, as well as the * . Additionally, Agouron shall provide JE with written evidence that each sublicensee has agreed to be bound by the applicable terms and obligations of the licenses granted to Agouron under this Agreement (including, without limitation, Agouron's * ). Agouron hereby acknowledges that any act or omission of a sublicensee that would be a breach of this Agreement if performed by Agouron, shall be deemed to be a breach by Agouron of this Agreement.

         (d) Notwithstanding the terms of this Section 2.01 and subject to the provisions of Section 4.02(n), each Party shall have a paid-up, royalty-free, non-exclusive right to use the Compound, intermediates thereof and/or Products in its * . Each Party shall give prior  written  notice to the other of its
intention to conduct any such * which are to be undertaken in the*    .

         (e) Agouron grants JE a paid-up, royalty-free non-exclusive right (with right of sublicense) in the JE Territory to use the applicable Development Program Patent Rights and applicable Development Program Technology in: (i) * of Product in the JE Territory for indications in the Field; and (ii) * Product in the JE Territory for indications in the Field.

         (f) Agouron grants JE a paid-up, royalty-free non-exclusive right anywhere in the Territory (with right of sublicense) under applicable
Development Program Patent Rights, and using applicable Development Program Technology to: (i) * the Compound, intermediates thereof used in the process of making Compound and/or Products; (ii) * any intermediate(s) of Compound in the process of making the Compound; and (iii) conduct Development Program activities
*          using   Compound   and/or
Product in the Licensed Territory, which JE deems necessary or useful in obtaining Registration of a Product in the JE Territory. Agouron acknowledges that JE has the * in the JE Territory under applicable JE Patent Rights and using applicable JE Technology.

         (g) Agouron grants JE a paid-up, royalty-free non-exclusive right (with right of sublicense) in the JE Territory to * Compound and/or Products for indication(s)* under applicable Development Program Patent Rights that cover inventions which were * in the Development Program by Agouron and using applicable Development ProgramTechnology that is * for the utilization of such Development Program Patent Rights. Upon discovery of an indication(s) * , Agouron shall promptly notify JE about such discovery. JE's non-exclusive right in the JE Territory to develop and commercialize Compound and/or Products for such specific indication(s) * , shall be subject to JE's use of development and commercialization efforts for such specific indication(s) * in the JE Territory. Agouron acknowledges that JE has the * under applicable JE Patent Rights and using applicable JE Technology.

         (h) Subject to the provisions of Section 4.04, Agouron shall have a paid-up, royalty-free, non-exclusive right anywhere in the Territory (with right
of sublicense) to *               originally    developed    outside    of   the
Development Program that is * the Development Program by JE, and any * thereon developed in the Development Program for making, having made, using and selling the

Compound, intermediates thereof and/or Products in the Licensed Territory. Subject to the provisions of Section 4.04, JE shall have a paid-up, royalty-free, non-exclusive right anywhere in the Territory (with right of sublicense) to * developed outside of the Development Program that is utilized in the Development Program by Agouron, and any * thereon developed in the Development Program for making, having made, using and selling the Compound, intermediates thereof and/or Products in the JE Territory. It is understood and agreed to by the Parties that * shall have * granted in this Section 2.01(h) to make and/or have made * unless and until * entitled to make * pursuant to the provisions of Section 4.04 and any such exercise of these license rights is subject to the terms of Section 4.04 and/or as otherwise set forth in the Agreement.

     (i) If a Party wishes to receive a non-exclusive license to which it is not otherwise entitled under this Agreement to use * Compound and/or * Controlled by another Party, which * is developed or acquired by the other Party outside of the Development Program after * of this Agreement and which is required for making, having made, using and selling the Compound, intermediates thereof and/or Products, then the Parties shall enter into good faith negotiations regarding the terms of such license. If a Party wishes to receive other licenses to which it is not otherwise entitled under this Agreement from the other Party to * that such other Party Controls and which the Party considers useful for making, having made, using and selling the Compound, intermediates thereof and/or Products, then the Parties shall discuss the terms of such licenses; provided, however, that the other Party shall have no obligation to grant such licenses.

     (j) Until the * , JE hereby grants to Agouron (with right of sublicense) a paid-up, royalty-free, non-exclusive right to use the JE's Trademark(s) and Trade Dress in the applicable country in the marketing of Products. After the expiration of any royalty obligations * , JE hereby grants to Agouron (with right of sublicense) * of such Products in such country, any Trademark(s) and Trade Dress previously used to market such Products in such country; if Agouron * , then the Parties shall enter into good-faith negotiations regarding the royalty rate to be paid to JE and the other terms of such license.

     (k) Until the * , Agouron hereby grants to JE (with right of sublicense) a paid-up, royalty-free, non-exclusive right to use Agouron's Trademark(s) and Trade Dress in * in the marketing of Products. After the expiration of such royalty obligations in the * , Agouron agrees to grant to JE (with right of sublicense * of such Products in such country, any Trademark(s) and Trade Dress previously used to market such Products in such country; if JE * , then the Parties shall enter into good-faith negotiations regarding the royalty rate to be paid to Agouron and the other terms of such licenses.

     (l) Agouron agrees to use reasonable efforts to not sell Product in the Licensed Territory to persons who it knows, or has reason to know, will resell and/or transfer such Product outside of the Licensed Territory.

     SECTION 2.02      DISCONTINUANCE OF THE DEVELOPMENT PROGRAM.

     (a) Agouron  shall,  in a timely manner,  use  reasonable  diligence in the development and Registration of a Product in the Field in the Licensed Territory. Reasonable diligence means a commercially reasonable standard of effort based on the commercial potential for such Product in the Licensed Territory. Development efforts undertaken by Agouron's Affiliates and sublicensees shall be attributed to Agouron. If, after receipt of * written notice of the failure by Agouron to use reasonable diligence in a timely manner in the development and Registration of a Product in the Field in the Licensed Territory, Agouron fails to fulfill its obligations under this Section 2.02(a), or fails to commence reasonable efforts to fulfill such obligations, JE shall have the right, as its sole and exclusive remedy for such failure, * in the country in which reasonable efforts have not been used under the terms of
Section 2.01 * to Agouron, its Affiliates and sublicensees. The Parties, under such * , shall have the right (with right of sublicense) to * in or into such country a * JE Patent Rights and Development Program Patent Rights, and using applicable JE Technology and Development Program Technology. If Agouron disagrees with JE's conclusion that Agouron has failed to fulfill its obligation under this Section 2.02, or fails to commence reasonable efforts to fulfill such obligations, the Parties shall resolve such disagreement in accordance with the dispute resolution procedures set forth in Section 7.03.

         (b) In the event that Agouron elects to discontinue the Development Program in all countries of the Licensed Territory, JE, its Affiliates and sublicensees shall be free, without any further action by JE or Agouron, to discover, develop, manufacture and/or commercialize Products on their own or with any third party. In the event of Agouron's discontinuation of the Development Program in all countries of the Licensed Territory, neither Agouron nor its Affiliates and sublicensees shall have any right to use its Development Program Technology to discover, develop, manufacture and/or commercialize Products. In such event, the licenses granted to Agouron, its Affiliates and sublicensees by the provisions of Section 2.01 to use, offer for sale, sell and/or import Products in the Licensed Territory under applicable JE Patent Rights and Development Program Patent Rights, and using applicable JE Technology and Development Program Technology, shall be terminated. Agouron, its Affiliates and sublicensees shall have the right to use Development Program Technology it developed or acquired before the discontinuation of the Development Program in all countries in the Territory for uses other than the discovery, development, manufacture and/or commercialization of Products. Additionally, Agouron shall transfer ownership to JE of any Dossiers for Products, and shall cooperate with JE to effect an orderly transition of Agouron's development and Registration responsibilities to JE.

         SECTION 2.03 DILIGENT EFFORTS TO MARKET. The right of Agouron to market a Product in a country located in the Licensed Territory shall be subject to diligent marketing efforts by Agouron commensurate with the commercial opportunity for such Product. Agouron shall provide a reasonable level of sales and other promotional support for such Product in a country.

Marketing  efforts undertaken by Agouron's Affiliates and sublicensees shall be attributed to Agouron. If, after receipt of a * written notice of the failure by Agouron to provide the agreed-upon level of sales and other * for a Product in a country located in the Licensed Territory, * to fulfill its obligation under this Section 2.03, or * to * reasonable efforts to * obligations, JE * , as the sole and exclusive remedy for such * , to * in such country under the terms of Section 2.01 converted to * to Agouron, its Affiliates and sublicensees. The Parties, under such * , shall * to *in or into such country a Product under applicable JE Patent Rights and Development Program Patent Rights, and using applicable JE Technology and Development Program Technology. If Agouron disagrees with JE's conclusion that Agouron has failed to fulfill its obligation under this Section 2.03, or fails to commence reasonable efforts to fulfill such obligations, the Parties shall resolve such disagreement in accordance with the dispute resolution procedures set forth in provisions of
Section 7.03.

          ARTICLE III - SHARING AND PROTECTION OF INTELLECTUAL PROPERTY

         SECTION 3.01      PATENTS.

         (a) * the most appropriate manner to prepare, file, prosecute, maintain and extend patent applications and issued patents to protect the commercial interests of * in patent applications and issued patents included within the * ; provided, however, that * to reasonably * on the most appropriate manner to file and prosecute patents to protect the commercial interests of * in the Compound, intermediates thereof, or Products. * the patent applications and issued patents included within the JE Patent Rights and is responsible for all preparation, filing, prosecution, maintenance and extension of patent applications and issued patents for the JE Patent Rights. * be responsible for all preparation, filing, prosecution, maintenance and extension expenses for the JE Patent Rights payable to third parties (including expenses for the preparation, filing, prosecution and maintenance of patent term restoration applications and supplemental protection certificates). * promptly advise * of the grant, lapse, revocation, surrender, invalidation, or abandonment of any JE Patent Rights anywhere in the world. * acknowledges that all rights, titles and interest in and to the JE Patent Rights are * , subject to * under this Agreement.

         (b) Each Party shall endeavor to patent inventions or discoveries arising during the conduct of the Development Program if such inventions or discoveries may reasonably be considered patentable under the particular law of the country in question and, in the exercise of reasonable business judgment, the patenting of such inventions in such country may be considered to provide meaningful protection, all in accordance with the standards employed by such Party in its usual course of business. As long as a Party has rights to Compound and/or Products hereunder, the Parties agree, if feasible, and if commercially reasonable, to prepare, file, prosecute, maintain and extend patent applications and patents included within the Development Program Patent Rights in accordance with * .

         (c) Any patent applications and patents included within the Development Program Patent Rights covering inventions jointly made by the employees of more than one Party ("Jointly Invented Development Program Patent Rights") shall be jointly assigned to the employers of such inventing employees. Any Development Program Patent Rights covering inventions solely made by the employees of a single Party ("Separately Invented Development Program Patent Rights") shall be assigned to the employer of such inventing employees. Subject to the rights given the other Party, an assignee of Development Program Patent Rights shall be entitled to * such assignee by operation of law; * to utilize Development Program Patent Rights that have been assigned to * are set forth elsewhere in this Agreement.

         (d) * Separately Invented Development Program Patent Rights shall determine the most appropriate manner to prepare, file, prosecute, maintain and extend patent applications and issued patents to protect the commercial interests of the Parties in the Separately Invented Development Program Patent Rights; provided, however, that *
                 Separately Invented Development Program Patent Rights agrees to reasonably consult with the other Party on the most appropriate manner to file and prosecute patents to protect the commercial interests of the Parties in such Separately Invented Development Program Patent Rights. * Separately Invented Development Program Patent Rights shall be responsible for all preparation, filing, prosecution, maintenance and extension expenses for the Separately Invented Development Program Patent Rights payable to third parties (including expenses for the preparation, filing, prosecution and maintenance of patent term restoration applications and supplemental protection certificates).

         (e) * Jointly Invented Development Program Patent Rights shall * determine the most appropriate manner to prepare, file, prosecute, maintain and extend patent applications and issued patents to protect the commercial interests of the Parties in the Jointly Invented Development Program Patent Rights. * shall * the preparation, filing, prosecution, maintenance and extension expenses for all Jointly Invented Development Program Patent Rights payable to third parties (including expenses for the preparation, filing, prosecution and maintenance of patent term restoration applications and supplemental protection certificates, but excluding any travel expenses of the Parties, which shall be borne by the Party incurring such expenses); each Party shall pay its share of such expenses within * from the date of its receipt of a proper invoice for such expenses.

       (f) Notwithstanding the preceding, if * its diligent efforts, in a timely manner, in the preparation, filing, prosecution, maintenance and extension of such patent applications and issued patents, * the preparation, filing, prosecution, maintenance and extension of such patent applications and issued patents, shall * such preparation, filing, prosecution, maintenance and extension activities for such patent applications and/or patents included within the Development Program Patent Rights.

         (g) Upon * written notice, a Party may elect to abandon any patent applications and/or terminate its obligations to pay or share in the expenses of
preparing,   filing,
prosecuting, maintaining and/or extending a patent application and/or issued patent by notifying the other Party of such election. Notwithstanding any other provision of this Agreement, after the effective date of such election, the Party electing to abandon or terminate its obligations for such patent application and/or patent shall not be responsible for the above-noted expenses that are incurred after the effective date of such election, and shall be deemed to have transferred and assigned to the other Party all of its ownership and license rights under such patent application and/or patent. Additionally, if * its obligation to * on a patent application and/or issued patent * , then any claims included within such patent application and/or patent shall be deemed to not be a Valid Claim. The electing Party and its employees shall continue to reasonably assist the other Party in the preparation, filing, prosecution, maintenance and/or extension of such patent application and/or patent.

     (h) Representatives of Agouron and JE shall meet * (or * if necessary) to review and discuss the actions taken or to be taken by each of the Parties in * interests of the Parties in the Development Program Patent Rights. Such meetings may be conducted in person or by means of telephone conference calls. Each Party shall * in such meetings. Prior to or immediately after the filing of the initial patent application for an invention, the filing Party shall provide the authorized representatives of the other Party with an English-language version of the patent application for * . If requested by a non-filing Party, the filing Party shall also provide such non-filing Party with a full copy of each patent application actually filed in English and in the language in which it was originally filed. It is the intent of the Parties that any patent issuing to the Parties hereunder shall be *

     not subject to this Agreement. Each of the Parties shall * prepare a list that reflects, to the best of its knowledge, the current status of any Development Program Patent Rights for which it controls the preparation, filing, prosecution, maintenance and/or extension of the patent applications and issued patents, which list shall be submitted to the other Party * after * . JE shall * prepare a list that reflects, to the best of its knowledge, the current status of the JE Patent Rights. The Parties, if they so elect,* .

         (i) Each of the Parties agrees to provide all required information and to reasonably assist the other Party in the preparation, filing, prosecution, maintenance and extension of patent applications and issued patents included within the Patent Rights, and for patent term restoration applications and supplemental protection certificates for the Patent Rights.

         (j) Unless otherwise agreed, each of the Parties shall require their respective employees to: (i) assign all of their rights and ownership in joint inventions that are included within the Jointly Invented Development Program Patent Rights jointly to the employers of the inventing employees (or, alternatively, require such employees to assign all of their rights and ownership in such joint inventions to their employer for reassignment jointly to the employers of the inventing employees); and (ii) assist without further compensation (except for reimbursement for reasonable and necessary expenses) a requesting Party in preparing and prosecuting the patent application on such joint inventions throughout the Territory, and in transferring rights to the employers of the inventing employees (including executing documents) to the patents and patent applications for such joint inventions.

         (k) Each Party shall promptly notify the other Party of its knowledge of any potential infringement of the Patent Rights by a third party. The Parties agree to cooperate in taking commercially reasonable legal actions to protect the commercial interests of the Parties in the Compound, intermediates thereof or Products against infringement by third parties. If, within three (3) months following receipt of written notice requesting a Party join in an action to protect against such infringement by third parties, a Party fails to participate in such commercially reasonable action by the other Party to halt an alleged infringement, the other Party shall, in its sole discretion, have the right to take such action in such country as it deems warranted in its own name and/or in the name of the other Party; the Party maintaining such action shall be responsible for the costs of maintaining the action and shall be entitled to receive all damages recovered from the action for the past infringement. If both Parties wish to participate in taking action to protect their commercial interests in the Compound, intermediates thereof or Products against infringement, then Agouron shall control such action in the Licensed Territory and JE shall control such action in the JE Territory. The costs of maintaining such action shall be shared equally by the Parties, and the damages recovered from such action for the past infringement shall be divided as follows: (i) first, pro rata between JE and Agouron in an amount sufficient to reimburse each them for their expenses incurred in such prosecution; * thereafter, between JE and Agouron based on good-faith negotiations regarding how to apportion any remaining damage recovery. Each Party agrees to render such reasonable assistance as the prosecuting Party may request.

     (l) Agouron agrees to notify JE at * initially * any JE Technology or Compound in * any country in the Territory, to allow JE time to make any patent filings or to take any other actions necessary to protect the JE Patent Rights, JE Technology or Compound.

     SECTION 3.02 INFRINGEMENT OF PATENTS OF THIRD PARTIES. Each Party, its Affiliates and sublicensees, and their respective employees and agents shall use diligent efforts to avoid known infringement of patents of any third party * and/or Products. However, a Party, its Affiliates and sublicensees, and their respective employees and * and their respective employees and agents if the practice of the Patent Rights, JE Technology, and/or Development Program Technology in discovering, developing, manufacturing or commercializing the Compound, intermediates thereof and/or Products infringe any patent of any third party. If a Party becomes aware of any claim or suit by any third party for infringement of a patent of such third party in connection with * of the Compound, intermediates thereof and/or Products by a Party hereto, such Party shall notify the other Party in writing of such claim or suit within * thereafter. Each Party agrees to render such reasonable assistance as the other Party may request in defending any such claim or suit. The Parties* of any existing or potential infringement claim or action that would require the * to a third party, except that if the Parties cannot promptly reach agreement, they shall appoint an independent patent counsel to give an opinion,
* the Parties, as to whether there is a substantial risk that the third-party patent is both valid and infringed. If the opinion is that there is a substantial risk that the patent is both valid and infringed, the Party marketing a Product in a country, after consultation with the other Party, * as it . Unless the Parties agree otherwise,*

     provided, however, that in no case shall * with respect to a Product for a country in a * be reduced * with respect to such Product for such country in such * period. Any remaining * amount may be used as described above in subsequent * periods to * with respect to such Product for such country. Agouron acknowledges that it is aware of a Cooperative Research and Development Agreement between JE and the * (hereinafter referred to as "* ), which was originally entered into in September 1993 and amended in March 1996. Notwithstanding the preceding* under the terms of the * , and for obtaining any consent required by the * for this issuance of the licenses granted Agouron under the provisions of Section 2.01. Agouron shall be entitled to * on account of *

     SECTION 3.03 TRADEMARKS. A Party, its Affiliates and sublicensees,  if any,
* any trademark office in the Territory any Trademark for use with Products for which it holds license rights to make, use and/or sell hereunder * Such Party * , title and interest in and to the Trademark in its own name or that of its designated Affiliate or sublicensee, if any, during and after the term of this Agreement. If required by the laws of a specific country, the Party owning the Trademark shall assist the other Party in qualifying as a registered user of such Trademark in such country. The Party owning a Trademark *

The Parties shall not use a Trademark used in marketing of Products in the Territory for marketing other commercial products in the Territory. Additionally, the Parties agree to cooperate in reasonable efforts to protect the rights of the Parties in a Trademark, including notification of any infringement which may come to a Party's attention, and the proper execution and filing of appropriate registered user documents. *

Details  regarding the license  provisions of the Trademark  license  granted in
Article II, including quality and specifications of Product, shall be agreed upon by the Parties and later attached as Attachment 1 to this Agreement.

         SECTION 3.04 INFORMATION EXCHANGe. Upon execution of this Agreement and, thereafter, on an ongoing basis during the Development Program, each Party shall disclose to the other Party in confidence, subject to the terms of Sections 3.05 hereof, *

     , as such items specifically relates to the Compound, intermediates thereof or Products and are necessary or useful for the development or Registration of Compound and/or Product, including the JE Patent Rights, JE Technology, Development Program Patent Rights and Development Program Technology; each Party shall provide technical assistance to the other Party to enable it to utilize such information. Notwithstanding the foregoing, a Party shall not be obligated to disclose to the other Party any information that it is prohibited from disclosing to the other Party, either by reason of a contract with a third party or by law. In the event of such a restriction, the Parties shall * disclosure to be made.

         SECTION 3.05 CONFIDENTIALITY. Except as otherwise expressly specified in this Agreement and except for the proper exercise of any license rights granted or rights reserved under this Agreement, JE and Agouron shall each keep in confidence and shall each use its best efforts to cause its respective Affiliates, employees, directors, agents, consultants, clinical research associates, outside contractors, clinical investigators and sublicensees to whom it is permitted to disclose information pursuant to the terms of this Agreement to retain in confidence all confidential and proprietary information of the other Party, including the Patent Rights, JE Technology, Development Program
Technology, information and materials exchanged under the terms of the Confidentiality Agreement and the Material Transfer Agreement between the Parties which were both originally entered into on December 22, 1997, accounting and financial information and/or the marketing and business plans of such other Party that is disclosed to it hereunder. Without limiting the foregoing, JE and Agouron shall each exercise the same degree of diligence and care with respect to the above-described information as it exercises with respect to its other proprietary information. Each Party represents to the other Party that it maintains policies and procedures designed to prevent the unauthorized disclosure of its proprietary data and information. Each Party further agrees that it shall limit dissemination of and access to the confidential and proprietary information of the other Party within its organization to those of its and its Affiliates' personnel who have a need to know the information. JE and Agouron shall each be entitled to disclose the above-described information to its consultants, clinical research associates, outside contractors, collaborators, clinical investigators and other third parties who are subject to confidentiality and use obligations equivalent to those applicable to the disclosing Party hereunder, and to governmental or other regulatory and/or health authorities, to the extent that such disclosure is reasonably necessary to obtain patents, to obtain authorization or to conduct clinical trials on Compound or Products, to prepare the Dossier, and/or otherwise to fulfill its obligations pursuant to this Agreement. Each Party shall have the right to disclose Development Program Technology to persons it proposes to enter into business relationships with, if such persons are subject to confidentiality obligations equivalent to those applicable to the disclosing Party hereunder. The preceding obligations of confidentiality shall be waived as to information that the Party claiming waiver can demonstrate, based on written records: (i) was in the public domain at the time of disclosure hereunder; (ii) comes into the public domain through no fault of the Party claiming waiver; (iii) was known to the Party claiming waiver prior to its disclosure under this Agreement, unless such information was obtained from the other Party on a confidential basis; (iv) is disclosed on a non-confidential basis to the Party claiming waiver by a third party having a lawful right to make such disclosure on a non-confidential basis; (v) is published with the prior mutual agreement of the Parties, after having given consideration to appropriate commercial factors; (vi) comes into the public domain through governmental publication of a patent application; or (vii) is required to be disclosed to file a patent or other regulatory application or to comply with applicable laws and regulations. The obligations under this Section 3.05 shall survive to the later of: (i) ten (10) years after the end of the Development Program; or (ii) the termination or expiration date of the last to expire of any license(s) granted pursuant to this Agreement, to the extent the Development Program Technology or JE Technology is applicable to the practice of grants under such license(s); or (iii) the expiration date of the last to expire of any patent(s) within the Patent Rights on a Product. The Parties acknowledge and agree that the Parties' rights and obligations under the Confidentiality Agreement and the Material Transfer Agreement between the Parties which were both originally entered into on December 22, 1997 are hereby superseded by the provisions of this Section 3.05.

     SECTION 3.06 PUBLICATION. JE and Agouron each acknowledges the interests of the other Party in publishing certain of the results of its development and Registration of a Product to obtain recognition within the scientific community and to advance the state of scientific knowledge. The Parties also recognize their mutual interests in obtaining valid patent protection for their drug products. Consequently, a Party, its employees or consultants wishing to make a publication shall provide the other Party the opportunity to review a draft manuscript at least * to the date of the intended submission for publication (* period as the Parties agree upon in light of the availability of clinical data or other data to be described in the proposed publication) and, upon the other Party's written request, shall delay submission for a period (not greater than * from the date of such written request) sufficient to provide for the filing of appropriate patent application(s) for any patentable subject matter disclosed in such publication. Furthermore, in acknowledgment that certain Development Program Technology, while not of a patentable subject matter, could be necessary to protect the commercial interests of the Parties, the Parties agree that each Party shall review in a timely manner (not greater than * , in light of the availability of clinical data or other data to be described in the proposed publication, from the date of a written request to such Party) a draft manuscript, and propose the conditions under which the portion of such technology disclosed in the draft manuscript that could be necessary to protect the commercial interests of the Parties can be published. If the other Party does not object to the publication within * from the date of such written request, the requesting Party (subject to the other Party's right to request the
* delay described above for patentable subject matter disclosed in such publication) shall be free to publish such manuscript. If a Party objects to the publication of a portion of the draft manuscript, such Party shall indicate specifically what modifications to the draft manuscript it believes is appropriate to protect the commercial interests of the Parties and the reasons therefor. After giving reasonable consideration to the suggestions of the objecting Party, the Party wishing to make a publication shall have the final authority to determine the scope, timing and content of the publication. Each Party will use * inform the other Party about proposed oral presentations which such Party intends to make, if it will be disclosing new scientifically significant data concerning Product at such oral presentation.

            ARTICLE IV - DEVELOPMENT AND COMMERCIALIZATION STRUCTURE

         SECTION 4.01 COORDINATION. Coordination of the Parties' development and commercialization efforts for Compound and Products in the Licensed Territory shall be carried out as specified in Sections 4.02 and 4.03.

         SECTION 4.02 DEVELOPMENT AND REGISTRATION; Responsibility for Development Costs. JE and Agouron acknowledge their mutual intention to cooperate in a commercially reasonable manner in the timely development of Compound and Products in the Territory. The Parties further acknowledge their mutual willingness to discuss ad hoc agreements to establish appropriate mechanisms for such cooperation. Recognizing the importance of timely initiation of development activities, however, JE and Agouron agree to the following basic approach to development of Compound and Products in the Licensed Territory, and to the conduct and funding of their respective development activities.

         (a) A development plan prepared by Agouron listing the major activities to be conducted under the Development Program for the Registration of Product in the Field in the Licensed Territory during such period, including the timelines for pre-clinical tests, clinical trials, and any other procedures required to obtain such Registration, shall be set forth in Exhibit 1. After the execution of this Agreement, Agouron shall be responsible for the design, update and implementation of the Development Program that is undertaken by Agouron and JE to accomplish the development plan. All costs for such implementation shall be borne by Agouron.

         (b) The Parties acknowledge that it will be necessary to amend and update the Development Program as additional information becomes available concerning the prerequisites necessary for Registration of Product in the Licensed Territory. Agouron shall have the right to amend, from time to time, the Development Program. Agouron shall advise JE in writing with respect to any change in the Development Program that may cause a delay of five (5) months or more in any of the basic milestones thereunder or which consists of a material change in the clinical protocols. In addition, any change in the Development Program that materially affects the then-existing Compound Supply Plan shall be subject to the mutual agreement of JE and Agouron.

         (c) As soon as possible after the execution of this Agreement, the Parties shall promptly reach agreement on the basic terms under which JE will manufacture and supply Compound to Agouron, its Affiliates and sublicensees for use in development and registration activities for Compound and/or Product, including the amounts and timing of deliveries of Compound (the "Compound Supply Plan"); the Compound Supply Plan, when agreed upon, will be incorporated as part of the Development Program.

         (d) Agouron shall be responsible for conducting and paying the costs of any studies that involve Products, and which Agouron pursues for the Licensed Territory (including Phase IV studies and any studies required to achieve Registration of a Product in the Licensed Territory). Agouron shall have the responsibility, in its sole discretion, for determining the magnitude and scope of any Phase IV studies to be conducted utilizing such Product in the Licensed Territory. Except as provided in Section 4.02(h), Agouron shall be responsible for the costs of regulatory
applications  and  subsequent   amendments  thereto  and  fees  payable  to
regulatory agencies required for the commercialization of Products in the Licensed Territory.

         (e) Agouron, at its own cost, shall be responsible for submission of Dossiers for a Product to the regulatory authorities in the Licensed Territory in pursuit of approvals to sell such Product and shall have the primary responsibility in the countries of the Licensed Territory for the ongoing correspondence and interaction before and after Registration of such Product with the respective regulatory authorities. Agouron, at its own cost, shall be responsible for initially obtaining and amending, if required, all required approvals from the regulatory authorities in the Licensed Territory for importing, distributing and selling a Product, including negotiating pricing and reimbursement for a Product with the regulatory authorities of the individual countries of the Licensed Territory. All Dossiers for Product in the Licensed Territory shall be owned by and be in the name of Agouron.

         (f) JE shall cooperate with Agouron to furnish data or other information JE has access to that is related to Compound and/or Product, to enable Agouron, at Agouron's expense, to Register a Product in the Licensed Territory. JE agrees to execute such documents as Agouron may reasonably request in connection with such Product Registrations.

         (g) JE will be responsible for the cost and implementation of all clinical studies that JE, in its sole discretion, pursues to support its development and Registration of Products in the JE Territory.

         (h) JE shall be responsible for obtaining, in its name and at its cost and expense, all necessary governmental approvals required to manufacture and deliver Compound to Agouron. JE shall file and maintain the drug master file for Compound with the FDA.

         (i) To the extent required to support Registrations of a Product (such as for Investigational New Drug Applications and New Drug Applications), Agouron shall have reference rights to use the safety, manufacturing and other data in such drug master file. Each Party shall be entitled to have the government or health authorities cross-reference the information contained in any Dossier for a Product filed in any country in the Territory, as may be necessary to obtain and maintain the Registration on a Product in any other country in the Territory.

         (j) Each Party agrees to use its diligent efforts in responding in a timely manner, but not more than thirty (30) days, to requests from the other Party for preclinical and clinical results and other information concerning the Development Program to enable the other Party to comply with the regulatory requirements for the Development Program. To the extent possible, the Parties shall develop and use compatible reporting forms in the clinical studies aimed at achieving Registration of Products. A Party conducting a study involving Product shall assist the other Party with incorporating the data from such study into their Dossiers, if necessary.

         (k) Agouron shall keep JE informed of its progress in the development and Registration of Products. This information exchange shall include, at least two (2) times per year, regular meetings of the Parties, and such written progress reports as are agreed to by the

Parties that summarize Agouron's activities during each reporting period and Agouron's planned activities for the succeeding period. JE shall keep Agouron informed of its development and Registration activities for Products, including any significant planned activities for the succeeding one (1) year period. The location for such meetings shall be at either Party's facilities or such other sites agreed to by the Parties. Meeting minutes shall be promptly prepared and approved by the designated representatives of each of the Parties. Each Party shall pay all of its respective expenses for such meetings. Each of the Parties shall assign a representative to facilitate communications between the Parties; each representative shall report to his/her management on the matters discussed at each of the meetings of the Parties. Each Party, prior to its implementation of a preclinical or clinical study involving a Product that could have a material impact on the commercial potential of such Product in the other Party's marketing territories, shall use its reasonable efforts to provide the other Party with a copy of the draft protocol for such study, and an opportunity, in a timely manner, but not more than thirty (30) days, to comment on the purpose and proposed design and implementation of such study. Each Party shall provide the other Party with access to its relevant records and facilities to permit a reasonable review of the progress, from time to time, of its development and Registration activities. Each Party agrees to use its diligent efforts in responding in a timely manner, but not more than thirty (30) days, to requests from the other Party for information concerning the development and Registration of Products.

         (l) JE and Agouron shall each use qualified persons in the development activities of the Development Program.

         (m) All work in connection with the development of Compound or Products, to the extent required by applicable laws or regulations, shall be conducted in accordance with Good Laboratory Practices, Good Manufacturing Practices and Good Clinical Practices, as such rules of practice are amended from time to time. Each Party in the conduct of its activities shall comply with all applicable laws, rules and regulations of each jurisdiction within the Territory that are applicable to the development, testing, manufacture, labeling, packaging, storage, marketing, distribution, sale, promotion and import or export of Product.

         (n) If a Party is conducting a pre-clinical study in a country located in the other Party's marketing territory, the Party conducting the study shall use its best efforts to avoid interfering with such other Party's activities in such country.

         SECTION 4.03 MARKETING. Agouron shall be responsible for the marketing of Products in the Licensed Territory. JE and Agouron agree to the following basic approach to the marketing of Products in the Licensed Territory, and to the conduct of their marketing activities in their respective marketing territories.

         (a) Agouron shall be responsible for the design, update and implementation of the marketing programs and distribution and sale of Product in the Licensed Territory, including the development and selection of the marketing plan for a Product and the promotional messages and overall positioning for a Product in any countries located in the Licensed Territory. All costs for such implementation shall be borne by Agouron. Agouron shall have the right to amend, from time to time, its marketing programs.

         (b) The promotional messages and overall positioning for a Product that JE shall use in its marketing programs in the JE Territory shall be consistent with a Product's marketing plan developed by Agouron for the Licensed Territory. JE shall modify the positioning and messages only to the extent required to respond to country-specific needs.

         (c) Agouron shall keep JE informed of Agouron's current and planned marketing activities in the Licensed Territory. This information exchange shall take place by means of semi-annual meetings of the Parties, and such written progress reports as are agreed to by the Parties that summarize Agouron's activities during a semi-annual period and Agouron's planned activities for Products for the succeeding semi-annual period. JE shall keep Agouron informed of JE's marketing activities in the JE Territory. The location of such meetings shall be at either of the Party's facilities or other sites agreed to by the Parties. Meeting minutes shall be promptly prepared and approved by the designated representatives of each of the Parties. Each of the Parties shall pay all of its respective expenses for such meetings. Each of the Parties shall assign a representative to facilitate communications between the Parties; each representative shall report to his/her management on the matters discussed at the meetings of the Parties. At the meetings of the Parties, the representatives of the Parties shall review and discuss the consistency of Agouron's marketing plans for a Product in the Licensed Territory with JE's marketing plans for such Product in the JE Territory, and the conduct of additional marketing and post-Registration clinical studies for a Product that are not conducted as part of the Development Program; the conduct and funding of clinical studies for a Product that are conducted as part of the Development Program shall be governed by the provisions of Section 4.02.

         (d) Unless prohibited by law or regulation, the labeling for a Product in the countries in the Licensed Territory shall state that such Product is licensed from JE. To the extent required to comply with the provisions of this
Section 4.03(d), each Party grants to the other Party the right to use its name and logos in the labeling for a Product.

         (e) In accordance  with the provisions of the license rights granted in
Article II, Agouron may, without charge, market a Product in the Licensed Territory using JE's Trademarks and Trade Dress or may use its own Trademarks and Trade Dress, and JE may, without charge, market a Product in the JE Territory using Agouron's Trademarks and Trade Dress or may use its own Trademarks and Trade Dress.

         (f) Agouron and JE shall each use qualified persons in its marketing activities for a Product in its respective marketing territories.

         (g) Agouron shall be responsible for responding, in a timely manner, to inquiries, and for reporting adverse drug reactions related to a Product in a country located in the Licensed Territory. Notwithstanding Agouron's ultimate responsibility for the professional services and the health and/or regulatory authorities' communications related to a Product in a country located in the Licensed Territory, to the extent reasonably possible, JE shall have the right to review, comment and participate in communications concerning such Product with the health and/or regulatory authorities in such country. Furthermore, Agouron and JE shall each be entitled to respond to routine medical questions or inquiries directed to them. Each Party shall use its best efforts to provide the other Party with all information (other than any proprietary information not related to such Product) reasonably necessary to respond properly and promptly to any such questions or inquiries; the Parties shall also use their best efforts to keep such information current. The Parties shall confer with respect to responding to anticipated inquiries and questions. Each Party shall use its best efforts to promptly provide the other Party with new information, scientific findings, and summaries of regulatory or judicial requests specifically related to a Product, to the extent that such information, findings or requests are likely to have a significant impact on the other Party's marketing of such Product.

         (h) Each Party, its Affiliates and sublicensees, agrees throughout the duration of this Agreement to notify the other Party immediately in English of any information concerning any serious or unexpected side effect, injury, toxicity or sensitivity reaction, or any unexpected incidents, and the severity thereof, associated with the clinical uses, studies, investigations, tests and marketing of a Product, whether determined or not to be attributable to such Product. "Serious," as used in this Section 4.03(h), refers to an experience which is life-threatening or results in death, permanent or substantial disability, in-patient hospitalization or prolongation of hospitalization, or produces a congenital anomaly or cancer, or is the result of an overdose. "Unexpected," as used in this Section 4.03(h) for a non-marketed Product, is one that is not identified in nature, severity, or frequency in the current clinical investigator's confidential information brochure. "Unexpected," as used in this
Section 4.03(h) for a marketed Product, is one that is not listed in the current labeling for such Product and includes an event that may be symptomatically and pathophysiologically related to an event listed in the labeling but differs from the event because of increased frequency, greater severity or specificity. Each Party shall cooperate with the other to resolve complaints received by the other Party with respect to any Product. Without limiting the foregoing, each Party agrees to notify the other Party of any severe, serious, alarming or unexpected complaints that they receive, whether or not determined to be attributable to a Product, by telephone within twenty-four (24) hours, and in writing within three
(3) business days of receipt of the complaint. All other complaints shall be forwarded by a Party to the other Party within thirty (30) calendar days of its receipt of the complaint.

         (i) Each Party further agrees to immediately notify the other Party of any information that such Party, its Affiliates or sublicensees receives regarding any threatened or pending action by a governmental agency that may affect the safety and efficacy claims of a Product or the continued development or marketing of a Product. Upon receipt of any such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting either Party's right to make a timely report of such matter to any government agency, or take other action that it deems to be appropriate or required by applicable law or regulation. The information to be provided hereunder shall be provided in English.

         (j) Without limiting the foregoing, it is also understood that each Party may notify its Affiliates or sublicensees of any incident or event reported by the other Party under this Section 4.03.

         SECTION 4.04 SUPPLY OF COMPOUND. It is anticipated that timely development of Compound and/or a Product will require the manufacture of
significant   amounts   of  the

Compound, and that successful worldwide commercialization of a Product will require annual production of large quantities of the Compound.

         (a) In accordance with the provisions of Section 4.04, Agouron shall purchase from JE, and JE shall timely deliver Compound for use in the development and Registration activities for Compound and/or Product, including using Compound to make Product to be used in clinical studies and trials and for special license sales. JE shall provide Agouron, * , in accordance with Compound Supply Plan, not more than * of Compound to be used in implementing the Development Program, provided that the total daily dose per patient does not exceed * of Compound; if such daily dose exceeds *
      of Compound per patient, then the amount to be provided by JE shall be increased by the amount (not to exceed, in the aggregate, * ) necessary for Agouron to implement the Development Program. JE shall * Agouron additional Compound for use in implementing the Development Program at * such Compound * "FBMCC" or "Fully Burdened Manufacturing Cost of Compound" means the cost of Compound shipped, and shall include the direct and indirect costs of procuring and/or producing Compound shipped in accordance with either generally accepted accounting principles or the equivalent international accounting standards. Direct costs shall include direct labor (including fringe benefits), direct materials (including taxes and duties) and third-party contract costs required to manufacture the bulk product Compound (or related intermediates). Indirect costs (to be allocated to the production effort) shall include, but not be limited to, items treated as "manufacturing overhead," such as indirect labor and materials, fringe benefits, occupancy costs (including electricity, water, waste disposal, other utilities and property taxes), depreciation of property, plant and equipment used in the manufacturing process and other costs allocable to the manufacturing process. Overhead shall not include start-up costs, or idle or excess capacity charges. Included in the cost of Compound shall be manufacturing variances, including inventory reserves and non-conforming production runs. In the event Agouron intends to use a chemical compound other than JE-2147 for use in the development and registration activities for Compound and/or Product, Agouron shall timely consult with JE with respect to such intentions. In the event the Parties mutually agree to utilize such alternative chemical compound and JE agrees to be the supplier of such alternative chemical compound to Agouron, then the Parties will determine supply arrangements therefore in accordance with the general terms and conditions set forth herein for the supply of Compound *, of * the amount referred to above of such alternative chemical compound to be used in implementing the Development Program; provided, however, that, if Agouron elects to develop a chemical compound other than JE-2147, Agouron shall * , if any, of the cost of providing Agouron's requirements of such alternative chemical compound for use in implementing the Development Program, * in supplying Agouron with the amount referred to above of JE-2147.

         (b) In accordance with the provisions of Section 4.04, Agouron shall purchase from JE, and JE shall timely deliver Compound for use in making the finished dosage form(s) of Product to be sold in the Licensed Territory, at a price which equals * and/or * such Compound, * of *

         (c) JE shall maintain books of account and complete and accurate records of all of its FBMCC of procuring and/or producing such Compound in sufficient detail to permit Agouron to confirm the correctness of such cost items. JE shall provide Agouron, upon reasonable request, with copies of invoices supporting third-party expenditures for procuring and/or producing such Compound. If Agouron reasonably believes that an audit of FBMCC is appropriate after reviewing the information received from JE, Agouron shall have the right, by an independent accounting firm reasonably acceptable to JE, employed by Agouron and at Agouron's own expense, to examine the pertinent books and records of JE at all reasonable times (but not more often than * ) for the purpose of determining and reporting on the correctness of FBMCC reported to Agouron; it being understood that such examination, with respect to any audit for a * , shall not commence later than * following the end of such * . If an error is found in the amount of FBMCC which is more than * of the amount initially reported to Agouron, then JE shall reimburse Agouron for the reasonable cost of such audit.

         (d) If, JE notifies Agouron that it is unable to timely deliver Compound ordered by Agouron in accordance with the provisions of this Section 4.04(d), or JE fails to timely deliver * of aggregate Compound ordered by Agouron in accordance with the provisions of this Section 4.04(d) during any * period, and such Compound was ordered by Agouron in a timely manner in accordance with the forecasting and ordering procedures agreed upon by the Parties, then JE agrees * to make or have made an adequate commercial supply of Compound needed to fulfill its requirements of Compound to be used in making Product for sale or distribution in the Licensed Territory. Notwithstanding the preceding, it is agreed and understood that if JE is able to supply a portion, but not all, of Agouron's requirements for Compound in a timely manner, then the parties shall * the amount of Compound which Agouron * , and/or * , to fully satisfy its requirements for Compound; at a minimum, Agouron shall be entitled to make or have made, for a commercially reasonable minimum period, a commercially reasonable minimum amount of Compound, and JE will grant Agouron and/or such third party * for such limited purpose. The agreed-upon forecasting and ordering procedures shall provide, at minimum, for Agouron to provide JE * with an * of Agouron's * of Compound to be purchased by Agouron from JE during the following * ; for the first * , the * shall be * ; for the next * , the estimate shall be * ; and for the subsequent * , the estimate shall
* . Agouron shall use all reasonable efforts to make each forecast as accurate as possible. Compound will be ordered * by Agouron, and such firm purchase order(s) shall be placed at least * (or such shorter period of time agreed upon by the Parties) in advance of the requested delivery date(s); unless agreed to by the Parties, no * purchase order shall be plus or minus * of the volume included in the most recent forecast for such * , which was provided to JE at least * prior to the scheduled delivery date, and shall not provide for more than * . All orders shall be in writing.

         (e) It is the present intention of the Parties that JE shall have * supply of Compound to Agouron (hereinafter referred to as the
"JE Compound Supply Option") in accordance with the following conditions:

                  (i) Within * after the * , the Parties shall agree upon a date by which JE must exercise the JE Compound Supply Option
         ("Exercise Date"); the Exercise Date shall be approximately the date which is * the expected NDA filing date for the first Product.

                  (ii) All Compound shall be manufactured in accordance with the specifications to be determined during development. JE warrants that each shipment of Compound will conform to the specifications to be determined during development, and will be made, stored, packaged, labeled and controlled by JE in accordance with applicable regulatory standards. JE will provide to Agouron concurrently with each shipment of Compound a Certificate of Analysis with respect to such compliance.

                  (iii) JE warrants that the manufacturing facility and the equipment and personnel used to produce Compound that will be used for clinical studies and/or commercial supply are now, and at the time each batch of Compound is produced shall be, properly maintained and qualified to make pharmaceutical grade products consistent with applicable Good Manufacturing Practice requirements. Agouron agrees to provide to JE technical support in meeting the Good Manufacturing Practice requirements imposed by the regulatory agencies of the various countries of the Licensed Territory. * .

                  (iv) Sale and delivery of Compound will be subject to an agreed-upon form of purchase order being issued by Agouron and accepted by JE. All sales and deliveries of Compound shall be on the basis * (in accordance with INCOTERMS 1990). Title and risk of loss, damage and delay shall pass to Agouron *

                  (v) If Agouron is prohibited by formal governmental or regulatory action in a country located within the Licensed Territory from importing into and/or selling Product containing Compound, made by JE or its suppliers, or is prohibited from importing into and/or using Compound made by JE or its suppliers in the manufacture of Product, Agouron may * its requirements of Compound for such country, and purpose. It is understood and agreed to by the Parties that such * are
         * during which such prohibitions are in effect.

                  (vi) Each Party shall grant the other Party a right of reference to the drug master file for Compound in the countries where the other Party, its Affiliates or sublicensees are marketing Product containing the Compound, and shall take all other steps as may be reasonably requested by a manufacturer of such Compound for the limited purpose of enabling it to manufacture Compound for such other Party. The manufacturer shall manufacture Compound in compliance with the Dossier for the Compound. Each Party shall promptly and fully advise the other Party of any changes, alterations or amendments to the drug master file for Compound or any amendments, instructions or specifications required by the health or regulatory authority, and the Parties shall confer with respect to the best mode of compliance with any such requirements.

                  (vii) In the event that, after delivery, Agouron determines that Compound does not meet the applicable specifications, JE's obligations shall be * , or * for such non-conforming Compound.

     (f) At least * before the Exercise Date, Agouron shall * JE to * of Compound for use in making Product. On or before the Exercise Date, JE shall notify Agouron * the JE Compound Supply Option. If JE fails to notify Agouron * of its election to exercise the JE Compound Supply Option on or before Exercise Date, the JE Compound Supply Option shall * . If the JE Compound Supply Option expires unexercised the following provisions apply:

                  (i) Agouron may manufacture and/or have a third party manufacture its commercial requirements of Compound in the Territory, and JE shall grant Agouron, and third-party manufacturers utilized by Agouron, all necessary licenses on Compound for use solely in producing Compound for use in making Products.

                  (ii) In accordance with the provisions of Section 4.05, * for use in the JE Territory.

     (g) As part of the Development Program, JE and Agouron may* and * to optimize the cost-effective synthesis and delivery of Compound. JE and Agouron shall * Compound * as it is * ; the Parties also agree to continue to use technically and commercially reasonable efforts to reduce the costs of manufacturing Compound throughout the period of commercialization of a Product containing such Compound. In accordance with the provisions of Section 3.05, each Party further specifically agrees that it shall limit dissemination of and access to the confidential and proprietary information of the other Party which such Party receives pursuant to the provisions of this Section 4.04(g), within such Party's organization to those of its and its Affiliates' personnel who have a need to know the information. JE and Agouron * low-cost commercial manufacturing sources for Compound. To assure a continuous and cost-effective supply of Compound during clinical development and commercialization, JE agrees to use its reasonable efforts to utilize low-cost commercial manufacturing sources for the manufacture of Compound and JE agrees to engage at least * manufacturers for the production of Compound.

         SECTION 4.05 SUPPLY OF PRODUCT. The details for manufacturing Product will be determined after the execution of this Agreement, according to the following conditions:

     (a) Agouron shall be responsible for manufacturing Product.

     (b) Agouron shall * , in accordance with a Product Supply Plan to be entered into between the Parties, * the amount of Product which can be manufactured from * of Compound, to be used in implementing the Development Program in the JE Territory; the Product Supply Plan, when agreed upon, will be incorporated as part of the Development Program. Agouron * JE * Product for use in implementing the Development Program * which equals * of procuring and/or producing such Product, * such * of * ; provided, however, that JE shall provide Agouron, * , all Compound necessary to manufacture such Product for JE (or * Agouron for the cost of the Compound, plus * such * used by Agouron to manufacture such Product for JE).

     (c) In accordance with the provisions of Section 4.04, JE shall * from Agouron, and Agouron shall timely deliver Product to be sold in the JE Territory. The price of Product to be sold to JE by Agouron shall be at a price which * such Product, plus a * . "FBMCP" or "Fully Burdened Manufacturing Cost of Product" means the cost of Product shipped, and shall include the direct and indirect costs of procuring and/or producing such Product shipped in accordance with either generally accepted accounting principles or the equivalent international accounting standards. Direct costs shall include direct labor (including fringe benefits), direct materials (including taxes and duties) and third-party contract costs required to manufacture the bulk product Compound (or related intermediates) and the finished Product. Indirect costs (to be allocated to the production effort) shall include, but not be limited to, items treated as "manufacturing overhead," such as indirect labor and materials, fringe benefits, occupancy costs (including electricity, water, waste disposal, other utilities and property taxes), depreciation of property, plant and equipment used in the manufacturing process, and other costs allocable to the manufacturing process. Overhead shall not include start-up costs, or idle or excess capacity charges. Included in the cost of Product shall be manufacturing variances, including inventory reserves and non-conforming production runs.

     (d) Agouron shall maintain books of account and complete and accurate records of all of its FBMCP of procuring and/or producing such Product in sufficient detail to permit JE to confirm the correctness of such cost items. Agouron shall provide JE, upon reasonable request, with copies of invoices supporting third-party expenditures for procuring and/or producing such Product. If JE reasonably believes that an audit of FBMCP is appropriate after reviewing the information received from Agouron, JE shall have the right, by an independent accounting firm reasonably acceptable to Agouron, employed by JE and at JE's own expense, to examine the pertinent books and records of Agouron at all reasonable times (but not more often than * ) for the purpose of determining and reporting on the correctness of FBMCP reported to JE; it being understood that such examination, with respect to any audit for a * period, shall not commence later than * following the end of such

     * period. If an error is found in the amount of FBMCP that is more than * of the amount initially reported to JE, then * .

     (e) Agouron shall supply Product to JE in accordance with the following conditions:

                  (i) All Product shall be manufactured in accordance with the specifications to be determined during development. Agouron warrants that each shipment of Product to JE will * be determined during development, and will be made, stored, packaged, labeled and controlled by Agouron in accordance with applicable regulatory standards. Agouron will provide to JE concurrently with each shipment of Product a Certificate of Analysis with respect to such compliance.

                  (ii) Agouron warrants that the manufacturing facility and the equipment and personnel used to produce Product that will be supplied to JE, at the time each batch of Product is produced shall be, properly maintained and qualified to make pharmaceutical grade products consistent with applicable Good Manufacturing Practice requirements. JE agrees to provide to Agouron technical support in meeting the Good Manufacturing Practice requirements imposed by the regulatory agencies of the various countries of the JE Territory. * .

                  (iii) Sale and delivery of Product to JE will be subject to * being issued by JE and accepted by Agouron. All sales and deliveries
         of   Product   shall   be   on   the   basis   *   (in   accordance
         with INCOTERMS  1990). Title and risk of loss, damage and delay shall*.

                  (iv) JE shall grant Agouron a right of reference to the drug master file for Product in the countries of the JE Territory, and shall take all other steps as may be reasonably requested by a manufacturer of such Product * enabling it to manufacture Product for JE. The manufacturer shall manufacture Product in compliance with the Dossier for the Product. Each Party shall promptly and fully advise the other Party of any changes, alterations or amendments to the drug master file for Product in the countries of the JE Territory or any amendments, instructions or specifications required by the health or regulatory authorities in the countries of the JE Territory, and the Parties shall confer with respect to the best mode of compliance with any such requirements.

                  (v) In the event that,  after  delivery,  JE  determines  that
         Product  does  not  meet  the  applicable   specifications,   Agouron's
         obligations shall be *.

     (f) JE, * , shall assist Agouron in the identification of low-cost formulating sources for making Product. JE shall * , to the extent available, technical and manufacturing assistance and use of its technology and proprietary information to Agouron in an effort to decrease the costs of making such Product.

     (g) In the event that: (i) any governmental or regulatory authority issues a request, directive, or order that any Product be recalled or withdrawn; or (ii) a court of competent jurisdiction in a final, nonappealable judgment orders a recall or withdrawal of any Product; or (iii) JE and Agouron agree that a Product should be recalled or withdrawn, each of the Parties shall take all appropriate corrective actions to effect the recall or withdrawal in its respective territories, and shall cooperate fully with each other in conducting such recall to the full extent necessary to ensure that the recall is effective. The costs and expenses of notification and destruction or return of the recalled or withdrawn Product in the Licensed Territory shall be * comply with this Agreement, * , its Affiliates or sublicensees, in which event the costs and expenses s a determination based on *. In the event that either Party has reasonable scientific grounds to request the other Party (respectively, the "Requesting Party" and the "Requested Party") to recall or withdraw a Product from the Requested Party's territory for health or safety reasons and the Requested Party does not recall or withdraw said Product, * .

     (h) As part of the Development Program, JE and Agouron may conduct formulation development activities to optimize the cost-effective formulation and delivery of Product. JE and Agouron shall * their * Product formulation technology * to each other; the Parties also agree to * technically and commercially reasonable efforts to * formulating Product throughout the period of * of such Product. In accordance with the provisions of Section 3.05, each Party further specifically agrees that it shall limit dissemination of and access to the confidential and proprietary information of the other Party which such Party receives pursuant to the provisions of this Section 4.05(h), within such Party's organization to those of its and its Affiliates' personnel who have a need to know the information. JE and Agouron agree to cooperate to identify low-cost commercial formulating sources for Product. To assure a continuous and cost-effective supply of Product during commercialization of the Product, Agouron agrees to use its reasonable efforts to utilize low-cost commercial formulating sources for the formulation of Product.

                   ARTICLE V - ADVANCE PAYMENTS AND ROYALTIES

         SECTION 5.01      ADVANCED PAYMENTS AND ROYALTIES.

         (a) Subject to the terms and conditions of this Agreement and in consideration for the rights granted to Agouron under this Agreement, Agouron shall make the following one-time-only payments to JE:

                                     PAYMENT

MILESTONE EVENT                                              (U.S. Dollars)

(i)   Within thirty (30) days of execution of this Agreement
      (actually paid July 17, 1998)                          $6,000,000

(ii)  Within thirty (30) days of the earlier of:
      (1) the first completion of a Phase I Clinical
      Study for any Product; or (2) September 30, 2000*      $3,000,000

(iii) Within thirty (30) days of the earlier of:
      (1)  the first completion of a Pilot Phase II
      Study for any Product; or (2) December 31, 2000*       $3,000,000

(iv)  Within thirty (30) days of first U.S. NDA or EMEA
      filing for any Product                                 $6,000,000

(v)   Within thirty (30) days of first U.S. NDA approval
      for any Product                                        $3,000,000

(vi)  Within thirty (30) days of the first European
      Commission approval for any Product
      (but not before receipt of pricing approval
      for such Product in
      at least one (1) Major Market European Country)        $5,000,000

     TOTAL  PAYMENTS:                                       $26,000,000

     * The specified calendar milestone payment dates referred to in items (1) and (2) above (i.e. for item (1): September 30, 2000; or for item (2): December 31, 2000) shall be extended by the number of day(s) which the completion of the applicable milestone (i.e. for item (1): the first completion of a Phase I Clinical Study for any Product; or for item (2) the first completion of a of a Pilot Phase II Study for any Product) is delayed by reasons beyond Agouron's control, as a result of: (i) governmental and/or regulatory actions or changes in policies of the applicable authorities; (ii) safety or efficacy concerns about JE-2147; (iii) failure of JE to timely provide ordered Compound to
Agouron; (iv) difficulties to find effective Product formulations despite Agouron's reasonable efforts; or (v) such other reasons as Parties may agree upon after good faith negotiations.
________________________________________________________________________________


* of the payments made pursuant to the provisions of this Section 5.01(a) shall be creditable against future royalty payments to be made to JE pursuant to the provisions of Section 5.01(b); provided, however, that in no case shall such credits against royalties payable to JE with respect for a semi-annual calendar period exceed more than * of the amount of royalties otherwise due for such semi-annual period. Any remaining creditable amount may be credited as described above in subsequent semi-annual calendar periods against royalties due JE for such semi-annual periods. Except as expressly provided elsewhere in this Agreement, payments made pursuant to the provisions of this Section 5.01(a) shall be nonrefundable. If Agouron elects to terminate its marketing rights for a Product in all of the countries located in the Licensed Territory pursuant to the provisions of Section 6.02(b),* .

     (b) Subject to the terms and conditions of this Agreement and in consideration for the rights granted to Agouron under this Agreement, Agouron shall pay to JE a royalty * whose manufacture, use or sale would have infringed (in the absence of license rights granted by JE to Agouron under this Agreement) a Valid Claim in the country(s) where such manufacture, use or sale of Product occurred.

     (c) The Parties agree that the calculation of the amount of royalties due shall be subject to and in accordance with the following provisions:

                  (i) Royalties under Section 5.01(b) shall be payable only once with respect to a given unit of Product, regardless of the number of Valid Claims pertaining to such

         Product or the number of countries in which the manufacture, use or sale of a given unit of Product occurs.

                  (ii) Royalties due on the sale of a Product shall only be owed from the date of the *by a Party, its Affiliates or sublicensees of such Product in a country in the Licensed Territory, until the latest of: (i) the * anniversary of the * in any dosage form of such Product in such country if * in making, using or selling such Product, or such earlier date as the antitrust law (or other law of similar nature) in such country limiting the accrual of royalties requires; or (ii) the * that would have been * by the manufacture, use or sale of such Product in the country(s) where the manufacture, use or sale of such Product occurred.

                  (iii) Royalties under Section 5.02(b) shall be payable if either the manufacture, use or sale of a Product would have infringed (in the absence of license rights granted by JE to Agouron under this Agreement) a Valid Claim in the country(s) where such manufacture, use or sale of Product occurred. Thus, royalties under 5.02(b) are payable if a Product is manufactured in a country where a Valid Claim would be infringed by such manufacture, and then is transferred for use or sale into a country where no such Valid Claims exist. Alternatively, royalties under 5.02(b) are payable if a Product is first sold in a country where a Valid Claim would be infringed by such sale, even if no Valid Claims were infringed by the manufacture of that Product in the country of manufacture.

                  (iv) If any patent included within the JE Patent Rights expires, Agouron's obligation to pay or cause to be paid patent royalties on Net Sales of a Product shall cease with respect to such patent, but patent royalties will continue to be payable by Agouron under any other Valid Claim covering such Product in the jurisdiction where such Product was made, used or sold.

                  (v) Where no Valid Claims are utilized in making, using or selling a Product but JE Technology, and/or Development Program Technology developed independently by JE, is utilized in making, using or selling the applicable Product, the royalty rate on Net Sales of such Product that would otherwise apply to the Net Sale of such Product for such semi-annual period in such country shall be reduced by fifty percent (50%). Where no Valid Claims are utilized in making, using or selling a Product and no JE Technology and/or Development Program Technology developed independently by JE, is utilized in making, using or selling the applicable Product, no royalty shall be due on the Net Sales of such Product.

                  (vi) If in any country where no such Valid Claims exist, or where the Parties mutually agree that it is not commercially reasonable to pursue third-party infringers, the amount of non-Affiliated, third-party sales of a Product containing Compound in such country exceeds * of the total sales of all products containing Compound in such country in any semi-annual calendar period, the royalty rate that would otherwise apply for such semi-annual calendar period in such country shall be reduced by fifty percent (50%). The amount of sales of products (for calculations to be made pursuant to Section 5.02(b)) shall be ascertained by the reputable published marketing data for such country or as otherwise mutually agreed. If the Parties are unable to agree whether it is commercially reasonable to pursue a third-party infringer, then the issue shall be decided by arbitration in accordance with the provisions of Section 7.03.

                  (vii) In the event that: (i) compulsory licenses for a Product (which compulsory licenses have a maximum royalty rate lower than that which would otherwise apply to Net Sales of such Product) must be granted in a country located in the Licensed Territory, and sales under such compulsory licenses exceed * of the total sales of all Products containing Compound in such country in any semi-annual calendar period; or (ii) a governmental authority in a country imposes a maximum royalty rate lower than that which would otherwise apply to Net Sales of such Products in such country, then the royalty rate which would otherwise apply for such semi-annual period in such country shall be reduced to equal such lower rate.

                  (viii) In calculating royalties with respect to a Combination Product, the Parties shall enter into good-faith negotiations regarding the percentage of the Net Sales of such Combination Product to be used in calculating royalties payable with respect to such Combination Product on a country-by-country basis. If the Parties are unable to agree upon such percentage, royalties with respect to a Combination Product in a country shall be equal to the royalty rate on Net Sales of such Product that would otherwise apply to the Net Sale of such Product for such semi-annual period, multiplied by a fraction whose numerator is a Party's, its Affiliates' or sublicensees' published sales price in such country for equivalent dosages of all active ingredients that are Compounds contained in a given Combination Product, and whose denominator is such Party's, its Affiliates' or sublicensees' published sale price in such country for equivalent dosages of all active ingredients contained therein. If the numerator and denominator cannot be determined in the manner set forth above, then the numerator shall be the manufacture or acquisition cost of Compounds contained therein, and the denominator shall be the sum of the numerator and the cost (calculated on the same basis if manufactured; otherwise, on the basis of purchase price) of all other active ingredients contained therein. In each case, the cost is to be determined in accordance with the Party's standard accounting procedures. If specific value is added to a Product by special devices for dispensing or administering such Product or by diluents or similar exogenous materials which accompany such Product as it is sold, the Parties, using mechanisms similar to those described above in this Section 5.01(c)(viii), shall determine in good faith an amount to be deducted from the gross amount invoiced for such Product to remove from the amount of Net Sales the specific value added to such Product by such special devices or exogenous materials.

         SECTION 5.02      GENERAL LICENSING TERMS.

         (a) No sales shall be deemed to have occurred as the result of sales between and among the Parties, their Affiliates and sublicensees; it being understood that sales occur when made to non-Affiliated third-party purchasers. A sale of a Product shall be deemed to have occurred upon the earliest of invoicing or delivery of such Product for value to a non-Affiliated third-party purchaser. In the case of a sale or other disposal of a Product for value other than in an arm's-length transaction exclusively for money, such as barter or counter-trade, sales shall be calculated using the fair market value of such Product (if higher than the stated sales price) in the country of disposal.

         (b) The Parties agree that the accounting and payment of royalties shall comply with the following terms and conditions:

                  (i) The royalty payments will be made semi-annually within sixty (60) days after the last day of the months of June and December during the royalty term of this Agreement. Upon payment of the such royalties, Agouron shall provide JE with royalty reports that indicate the Net Sales by calendar month upon which the royalty is based.

                  (ii) Agouron shall remit in immediately available funds the milestone payments and all royalty payments which are due pursuant to the provisions of Section 5.01 to JE by bank wire transfer to the JE bank account specified by JE to Agouron. A payment shall be deemed paid as of the date on which it was wired to the account JE designated pursuant to the provisions of the immediately preceding sentence. Any royalty payments due that are not paid on or before the date such payments are due shall bear interest at the lower of: (A) the prime rate applied by the Chase Manhattan Bank in New York, New York, U.S.A., on the due date, plus one hundred (100) basis points; or (B) the highest interest rate permitted by applicable law, calculated on the number of days in each month that such payment is delinquent.

                  (iii) Agouron shall be entitled to withhold from a royalty or other payment due JE, the amount, if any, of any withholding tax assessable to JE, provided evidence of payment of any such tax is promptly provided to JE. If any taxes (other than value-added taxes) are imposed on payments of royalties to JE and are required to be withheld therefrom, such taxes shall be for the account of JE, and the payments due to JE shall be reduced accordingly. Agouron shall advise JE and provide it with copies of the tax receipts for all taxes deducted from the payment of royalties due JE, and shall give JE such assistance as may reasonably be necessary to enable JE to claim exemption from such withholding liability. The Parties will exercise their best efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any future tax treaty between the United States and Japan or any other relevant treaty or law.

                  (iv) Agouron shall maintain and cause its Affiliates and sublicensees to maintain books of account and complete and accurate records pertaining to the sale or other disposition of Products and of the royalties and other amounts payable under this Agreement in sufficient detail to permit JE to confirm the correctness of such items.

         Upon the annual  request by JE,  Agouron,  at its own  expense, agrees to instruct its independent accounting firm to perform, during Agouron's annual audit, such additional auditing and accounting procedures as are necessary to enable such accounting firm to confirm to JE the correctness of the amounts stated in any reports provided by Agouron. Notwithstanding the preceding, if JE reasonably believes that an additional audit is appropriate after reviewing the information received from Agouron's independent accounting firm, JE shall have the right, by an independent accounting or audit specialty firm reasonably acceptable to Agouron, employed by JE and at JE's own expense, to examine pertinent books and records of Agouron and its Affiliates and sublicensees, including royalty reports of sublicensees, at all reasonable times (but not more often than once each calendar year) for the purpose of determining and reporting on the correctness of such accounting; it being understood that such examination, with respect to any annual audit, shall not commence later than two (2) years following the end of such annual auditing period. If an error is found in such accounting which is more than five percent (5%) of the amount initially stated in such accounting, then Agouron shall reimburse JE for the reasonable cost of such audit. Adjustments in the amounts due because of an audit shall be settled on or before the next semi-annual payment date. Any payments due pursuant to the terms of this Section 5.02(b) that are not paid on or before the date such payments are due shall bear interest at the lower of: (i) the prime rate applied by the Chase Manhattan Bank in New York, New York, U.S.A., on the due date, plus one hundred (100) basis points; or (ii) the highest interest rate permitted by applicable law, calculated on the number of days in each month that such payment is delinquent.

         (c) Upon the expiration of the foregoing royalty obligations in a country, Agouron shall be thereafter free, at no cost to JE, to use any remaining JE Technology to commercialize generic equivalents of the Compound, intermediates thereof and Products in such country on a non-exclusive basis; provided, however, that such commercialization is subject to any other continuing obligations due JE, including license obligations under Article II, if any.

         (d) The Parties agree in the future to use their reasonable efforts to negotiate any additional licensing terms for the Compound, intermediates thereof and/or Products which may be necessary to clarify the rights and obligations of the Parties.

         SECTION 5.03      FOREIGN CURRENCY.

         (a) Net Sales and any milestone and royalty amounts shall be stated in United States dollars. Remittal of milestone payments and royalties shall be made in United States dollars. Any required conversion of Net Sales to United States dollars shall be done using the monthly average rate of exchange for the calendar month in which such Net Sales occurred. The conversion from a foreign currency to United States dollars shall be made by using the average of the daily official rates of exchange for each day in the calendar month, as published by the New York edition of the Wall Street Journal, or another qualified source that is mutually acceptable to the Parties.

         (b) To the extent the local currency of the country in which a sale of Product occurs can be freely converted into United States dollars and remitted to a United States bank account, payments of royalties shall be made in United States dollars to a bank account designated by JE. If, due to restrictions or prohibitions imposed by a national or international authority, such conversion or remittance cannot be made, the Parties shall consult to find a prompt and acceptable solution, and Agouron shall, from time to time, deal with such monies as JE may lawfully direct, but at no additional out-of-pocket expense. Notwithstanding the foregoing, if required remittances in any country cannot be converted or remitted to JE for any reason within three (3) months after such remittance is otherwise due, then Agouron shall be obligated to deposit the local currency equivalent of the required United States dollar remittance in a bank account in such country in the name of JE. If free conversion of such funds to United States dollars is not possible within twelve (12) months of the original remittance due date, Agouron shall transfer such local currency funds (including any interest earned from the deposit of the local currency) to JE. If free conversion of such funds to United States dollars becomes possible within twelve
(12) months of the original remittance due date, the conversion of local currency to United States dollars shall be based on the monthly average rate of exchange for the calendar month immediately preceding the month in which such remittance is made, as such average rate of exchange is computed above.

                        ARTICLE VI - TERM AND TERMINATION

         SECTION 6.01 TERMINATION FOR BREACH. Either Party may, at its option, terminate this Agreement for cause in the event the other Party shall commit a material breach of this Agreement and shall fail to cure such breach during: (i) the one hundred twenty (120) day period (thirty (30) day period in the case of any payment default) following receipt of a written notice of such breach from the non-breaching Party if such material breach can be reasonably remedied within such one hundred twenty (120) day period; or (ii) the two hundred forty
(240) day period following receipt of a written notice of such breach from the non-breaching Party if such material breach cannot be reasonably remedied within one hundred twenty (120) days after such notice, provided that the Party in material breach diligently endeavors to remedy such material breach, and it may be reasonably concluded that such material breach is remediable within such two hundred forty (240) day period. After the end of the applicable cure period, the Party who has the right of termination may exercise its termination option by giving the breaching Party prior written notice of at least fifteen (15) days of its election to terminate. Any termination of this Agreement shall not release the breaching Party from any obligations incurred hereunder, and the non-breaching Party shall be entitled to pursue an action for damages arising as a result of such material breach.

         SECTION 6.02      TERMINATION BY AGOURON.

         (a) Agouron may elect to cancel the development and Registration of a Product in a country located in the Licensed Territory upon ninety (90) days' written notice. In the event that Agouron elects to discontinue the development and Registration of a Product in a country located in the Licensed Territory, JE, its Affiliates and sublicensees shall be free, without any further action by JE or Agouron, to develop and/or commercialize Products in such country on their own or with any third party, and to retain, use and disclose to any such third party information and materials that have been developed in the development and Registration of a Product; provided that JE shall not disclose to such third party the confidential and proprietary information of

Agouron (other than clinical, regulatory and manufacturing information and materials specifically relating to such Product). In the event of the discontinuation of Agouron's development and Registration of a Product in a country, the licenses granted to it by the provisions of Section 2.01 to use, offer for sale, sell and/or import in or into such country, such Product under applicable JE Patent Rights and Development Program Patent Rights, and using applicable JE Technology and Development Program Technology shall be terminated. Agouron shall transfer ownership of any Dossiers for a Product in such country to JE, and shall cooperate with JE to effect an orderly transition of Agouron's development and Registration responsibilities in such country to JE.

         (b) Agouron may elect to terminate its marketing rights for a Product on a country-by-country basis upon ninety (90) days' written notice. In the event that Agouron elects to terminate its marketing rights for a Product in a country: (i) the licenses granted to Agouron by the provisions of Section 2.01 to use, offer for sale, sell and/or import in or into such country such Product under applicable JE Patent Rights and Development Program Patent Rights, and using applicable JE Technology and Development Program Technology shall be terminated, and JE and its Affiliates and sublicensees shall be free to market such Product in such country on its own or with any third party; (ii) Agouron shall transfer ownership to JE of any Dossiers for such Product in such country; and (iii) Agouron shall cooperate with JE to effect an orderly transition of Agouron's marketing responsibilities in such country to JE.

         (c) If there is a material breach of this Agreement by JE but Agouron nevertheless wishes to retain its rights granted by the terms of this Agreement in Compound and/or Products, then Agouron shall be entitled to terminate the licenses granted to JE and to pursue an action for damages arising as a result of such material breach.

         SECTION 6.03 TERMINATION BY MUTUAL AGREEMENT. The Parties may at any time terminate this Agreement, in part or in its entirety, by mutual written agreement.

         SECTION 6.04 TERMINATION UPON BANKRUPTCY. In the event that a Party is subject to any proceeding under the bankruptcy laws, including appointment of a receiver, trustee, liquidator or other custodian of its business or substantially all of its assets, and such proceeding, if involuntary, is not dismissed or discharged within one hundred fifty (150) days after such proceeding is instituted, or upon the liquidation, dissolution, or winding up of its business, then this Agreement, at the election of the other Party, shall be terminated in its entirety for cause upon a notice in writing of at least fifteen (15) days from the Party who is not bankrupt or insolvent.

         SECTION 6.05 DISPOSITION OF INVENTORY. In the event of the cancellation or termination of any license rights with respect to a Product, the inventory of such Product may be sold for up to six (6) months after date of cancellation or termination, provided the required payments, if any, are paid thereon.

         SECTION 6.06 EFFECT OF TERMINATION. The termination of this Agreement shall, to the extent not otherwise expressly provided herein, have no effect on the rights and obligations of the Parties under this Agreement with respect to:
(i)  the  Parties'   obligations   of   confidentiality,
indemnification and compensation for services performed; (ii) a Party's liability for failure to fulfill its obligations or undertakings under this Agreement; and (iii) the rights or obligations of the Parties otherwise expressly stated in this Agreement to survive the termination of this Agreement. Any other provisions of this Agreement that by their nature are intended to survive termination shall also survive. Upon any termination of this Agreement in its entirety because of a breach of a Party, neither Party waives any rights to any remedies it may have arising out of the termination. In the event of any breach by a Party with respect to the obligations which continue after a termination in its entirety of this Agreement, the non-breaching Party shall have all remedies available to it, as if the Agreement were still in effect on the date of such breach.

                     ARTICLE VII - WARRANTIES AND COVENANTS;
                   INDEMNITIES; INSURANCE; DISPUTE RESOLUTION

         SECTION 7.01      WARRANTIES AND COVENANTS.

         (a) Each Party represents and warrants to the other Party that it has the legal power, authority and right to enter into this Agreement and to perform all of its respective obligations set forth herein, including the attachments hereto.

         (b) JE acknowledges and represents that the patents and patent applications listed in Schedule 2 are the only patents and patent applications included within the JE Patent Rights that are jointly owned by JE and a third party, and that such patents and patent applications are only subject to the conditions and restrictions noted on Schedule 2 and, except as otherwise noted on Schedule 2, that the license of such JE Patent Rights to Agouron under the terms of this Agreement do not require the consent of such joint owner. JE further represents and warrants that none of the JE Patent Rights are subject to the provisions of the * .

         (c) JE represents and warrants that, as of the date this Agreement is executed, it was not aware of the existence of any patent applications or patents owned and Controlled by a third party covering Compound that might materially prevent the Parties from commercializing Compound in the Licensed Territory, except for the patent application listed in Schedule 7.01(c).

         (d) JE represents and warrants that: (i) it has the right to grant the licenses set forth in Article II; and (ii) there are no suits, claims or proceedings pending in any court or by or before any governmental body or agency with respect to the JE Patent Rights or JE Technology that would materially interfere with the ability of Agouron to fully exercise the licenses granted to it under this Agreement, including the exclusive license rights under Section 2.01(a). Agouron represents that, to the best of its knowledge, it does not have any know-how, trade secret, experimental data, formula, expert opinion, experimental procedure or other confidential and/or proprietary information specifically concerning the Compound, intermediates thereof, or a Product that was developed or acquired by or on behalf of Agouron before the Effective Date of this Agreement that is necessary for either: (i) the formulation (including sustained-release formulations), manufacture, use and/or application of Product; or (ii) obtaining Registration of Product, including, but not limited to, information and data arising out of pre-clinical and clinical trials involving Product and all NDA applications for Product, and which is under the Control of Agouron.

         (e) Each Party covenants that it shall not commit any act or fail to take any action that, in any significant way, would be in conflict with its material obligations under this Agreement and the attachments hereto.

         (f) Each Party promises to comply in all material respects with the terms of the licenses granted to it under this Agreement, and with all federal, state, local and foreign laws, rules and regulations applicable to the development, manufacture, distribution, import and export, and sale of pharmaceutical products pursuant to this Agreement.

         (g) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH OF THE PARTIES MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER INCLUDED WITHIN THE CLAIMS OF THE PATENT RIGHTS, INCLUDING THE COMPOUND. THE PARTIES UNDERSTAND AND AGREE THAT DEVELOPMENT AND COMMERCIALIZATION OF COMPOUND AND/OR PRODUCTS WILL INVOLVE APPROVAL BY REGULATORY AUTHORITIES, AND THAT NO PARTY IS GUARANTEEING THE SAFETY OR EFFICACY OF COMPOUND AND/OR PRODUCTS, OR THAT COMPOUND AND/OR PRODUCTS WILL RECEIVE THE REQUIRED APPROVALS.

         SECTION 7.02      INDEMNITIES; INSURANCE.

         (a) Agouron shall indemnify and hold harmless JE and its Affiliates, employees, and agents (a "JE Indemnified Party") from and against any and all liabilities, losses, damages, costs, or expenses (including reasonable investigative and attorneys' fees) which the JE Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with any product liability or other claims (other than claims for patent infringement) arising from the use by any person of any Product, to the extent such product liability or other claim results from the negligent, reckless or intentional misconduct of Agouron, its Affiliates or sublicensees, or their respective employees and agents, or on account of Agouron's failure to fulfill its obligations or undertakings under this Agreement; provided, however, that in no event shall Agouron be liable to a JE Indemnified Party for any indirect, incidental, special or consequential damages, including loss of revenues or profits from sales of Products.

         (b) JE shall indemnify and hold harmless Agouron and its Affiliates, employees, and agents (an "Agouron Indemnified Party") from and against any and all liabilities, losses, damages, costs, or expenses (including reasonable investigative and attorneys' fees) that the Agouron Indemnified Party may incur, suffer or be required to pay, resulting from or arising in connection with any product liability or other claims (other than claims for patent infringement) arising from the use by any person of any Product, to the extent such product liability or other claim results from the negligent, reckless or intentional misconduct of JE, its Affiliates or sublicensees, or their respective employees and agents, or on account of JE's failure to fulfill its obligations or undertakings under this Agreement; provided, however, that in no event shall JE be liable to an Agouron Indemnified Party for any indirect, incidental, special or consequential damages, including loss of revenues or profits from sales of Products.

         (c) To the extent that a product liability or other claim (other than a claim for patent infringement) results from the negligent, reckless or intentional misconduct of more than one Party, their Affiliates, sublicensees, or their respective employees and agents, the Parties agree to share in an equitable manner such liabilities, losses, damages, costs, or expenses in proportion to the relative fault of each of the Parties, their Affiliates, sublicensees, or their respective employees and agents.

         (d) Unless the Parties agree otherwise, all other liabilities, losses, damages, costs, or expenses (including reasonable investigative and attorneys' fees) under this Section 7.02 relating to or involving a Product in a country, except as provided by the terms of Sections 7.02(a), (b) and (c), shall be the responsibility of the Party marketing such Product in such country. The Party marketing a Product in a country shall indemnify the non-marketing Party in such country from and against any and all liabilities, losses, damages, costs, or expenses (including reasonable investigative and attorneys' fees) which such non-marketing Party may incur, suffer or be required to pay resulting from or arising in connection with any product liability or other claims (other than claims for patent infringement) arising from the use by any person of such Product in such country. Section 3.02 sets forth the Parties' liability obligations arising from claims for patent infringement.

         (e) The aforesaid obligations of the indemnifying Party shall be subject to the indemnified Party fulfilling the following obligations:

                  (i) The indemnified Party shall fully cooperate with the indemnifying Party in the defense of any claims, actions, etc., which defense shall be controlled by the indemnifying Party.

                  (ii) The indemnified Party shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the indemnifying Party, which consent such Party shall not be required to give.

                  (iii) The indemnified Party shall notify the indemnifying Party promptly after receipt of a notice of the commencement of any litigation or threat thereof that may reasonably lead to a claim for indemnification.

         (f) The Parties agree to maintain appropriate amounts of product liability insurance coverage and to have the other Party included as an additional insured on such policies.

         SECTION 7.03 DISPUTE RESOLUTION. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or any term or condition hereof, or the performance by a Party of its obligations hereunder, the Parties shall try to settle their differences amicably between themselves. If the representatives of the Parties are unable to reach agreement on any such issue, the issue shall be submitted for consideration, in the case of Agouron, to a designee of its Chief Executive Officer and, in the case of JE, to a designee of its Managing Director of Pharmaceuticals and Biobusiness Division. If such designees are unable to agree, then the issue shall be resolved, in the case of Agouron, by its Chief Executive Officer and, in the case of JE, by its Managing Director of Pharmaceuticals and Biobusiness Division. Any unresolved issues arising between the Parties relating to, arising out of, or in any way connected with this Agreement or any term or condition hereof, or the performance by a Party of its obligations hereunder, whether before or after termination of this Agreement, except as otherwise provided in this Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. If JE is the Party initiating the arbitration, the arbitration shall be held in San Diego, California, according to the rules of the American Arbitration Association ("AAA"). If Agouron is the Party initiating the arbitration, the arbitration shall be held in Tokyo, Japan, according to the rules of the Japan Commercial Arbitration Association ("JCAA"). The arbitration shall be conducted by a single arbitrator mutually chosen by the Parties. If the Parties cannot agree upon a single arbitrator within fifteen (15) days after the institution of the arbitration proceeding, then the arbitration shall be conducted by a panel of three arbitrators appointed in accordance with applicable AAA or JCAA rules; provided, however, that each Party shall, within thirty (30) days after the institution of the arbitration proceedings, appoint one arbitrator with the third arbitrator being chosen by the other two arbitrators. If only one Party appoints an arbitrator, then such arbitrator shall be entitled to act as the sole arbitrator to resolve the controversy. Any arbitration hereunder shall be conducted in the English language, to the maximum extent possible. All arbitrator(s) eligible to conduct the arbitration must agree to render their opinion(s) within thirty (30) days of the final arbitration hearing. The arbitrator(s) shall have the authority to grant injunctive relief and specific performance and to allocate between the Parties the costs of arbitration in such equitable manner as he/she determines; provided, however, that each Party shall bear its own costs and attorneys' and witness' fees. Notwithstanding the terms of this Section 7.03, a Party shall also have the right to obtain, prior to the arbitrator(s) rendering the arbitration decision, provisional remedies, including injunctive relief or specific performance, from a court having jurisdiction thereof. The arbitrator(s) shall, upon the request of either Party, issue a written opinion of the findings of fact and conclusions of law and shall deliver a copy to each of the Parties. Decisions of the arbitrator(s) shall be final and binding on all of the Parties. Judgment on the award so rendered may be entered in any court having jurisdiction thereof.

                     ARTICLE VIII - DISCLOSURE OF AGREEMENT

         SECTION 8.01 DISCLOSURE OF AGREEMENT. Except as agreed to by the Parties, and as required for the performance of its obligations hereunder, neither JE nor Agouron shall release any information to any third party with respect to any of the terms of this Agreement without the prior written consent of the other Party, which consent shall not unreasonably be withheld. This prohibition includes, but is not limited to, press releases, educational and scientific conferences, promotional materials and discussions with the media. The Parties shall jointly prepare and release a public announcement regarding the existence of this Agreement. If a Party determines that it is required by law, including securities laws and regulations pertaining to publicly traded companies, to release information to any third party regarding the terms of this Agreement, it shall notify the other Party of this fact prior to releasing the information. The notice to the other Party shall include the text of the information proposed for release. The other Party shall have the right to confer with the notifying Party regarding the necessity for the disclosure and the text of the information proposed for release, but the notifying Party shall have the discretion to release the information as it deems necessary to fulfill its requirements under law. Notwithstanding the preceding, JE and Agouron shall each have the right to disclose the terms of this Agreement to persons it proposes to enter into business relationships with, if such persons are subject to confidentiality and use obligations equivalent to those applicable to the disclosing Party hereunder.

                         ARTICLE IX - GENERAL PROVISIONS

         SECTION 9.01 NO IMPLIED LICENSES. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force and effect. No license rights shall be created by implication or estoppel.

         SECTION 9.02 NO WAIVER. Any failure by a Party to enforce any right which it may have hereunder in any instance shall not be deemed to waive any right which it or the other Party may have in any other instance with respect to any provision of this Agreement, including the provision which such Party has failed to enforce.

         SECTION 9.03 SEVERABILITY; GOVERNMENT ACTS. In the event that any provision of this Agreement is judicially, or by a competent authority, determined to be unenforceable, in part or in whole, with regard to any or all of the countries in the Territory, the remaining provisions or portions of this Agreement shall be valid and binding to the fullest extent possible, and the Parties shall endeavor to negotiate additional terms, as feasible, in a timely manner so as to fully effectuate the original intent of the Parties, to the extent possible, in the applicable countries. In the event that any act, regulation, directive, or law of a country, including its departments, agencies or courts should make impossible or prohibit, restrain, modify or limit any material act or obligation of a Party under this Agreement, and if any Party to this Agreement is materially adversely affected thereby, the Parties shall attempt in good faith to negotiate a lawful and enforceable modification to this Agreement that substantially eliminates the material adverse effect; provided that, failing any agreement in that regard, the Party who is materially adversely affected shall have the right, at its option, to suspend or terminate this Agreement as to such country.

         SECTION 9.04 AMBIGUITIES. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

         SECTION 9.05 NOTIFICATION AND GOVERNMENTAL APPROVALS. After execution of this Agreement, to the extent required by law, Agouron, after consultation with JE, shall notify the appropriate authorities in the Licensed Territory about the terms of this Agreement; JE, after consultation with Agouron, shall notify the appropriate authorities in the JE Territory about the terms of this Agreement. JE and Agouron shall obtain any government approval(s) required to enable this Agreement to become effective, or to enable any payment hereunder to be made, or any other obligation hereunder to be observed or performed. Third-party costs and expenses incurred in notifying governmental authorities or obtaining governmental approval shall be shared equally between the Parties. Each Party shall keep the other Party informed of its progress in notifying such governmental authorities and obtaining such government approval, and shall cooperate with the other Party in any such efforts.

         SECTION 9.06 U.S. EXPORT CONTROLS. The Parties agree to comply with the United States laws and regulations governing exports and re-exports of the Compound, intermediates thereof, Products, Development Program Technology, JE Technology or any other technology or software developed or disclosed as a result of this Agreement. The Parties acknowledge that any performance under this Agreement is subject to any restrictions which may be imposed by the United States laws and regulations governing exports and re-exports. Each Party agrees to provide the other Party with any reasonable assistance, including written assurances which may be required by a competent governmental authority and by applicable laws and regulations as a precondition for any disclosure of technology or software by the other Party under the terms of this Agreement. The obligations of this Section 9.06 shall survive termination or expiration of this Agreement.

         SECTION 9.07 NO AGENCY. JE and Agouron shall have the status of independent contractors under this Agreement and, except as otherwise explicitly provided in this Agreement, nothing in this Agreement shall be construed as an authorization of a Party to act as an agent of the other Party.

         SECTION 9.08 CAPTIONS; NUMBER; OFFICIAL LANGUAGE. The captions of the articles and sections of this Agreement are for general information and reference only, and this Agreement shall not be construed by reference to such captions. Where applicable in this Agreement, the singular includes the plural and vice versa. To the extent appropriate, the meaning of terms whose first letters are capitalized, but which are variations of terms that are defined elsewhere in this Agreement, shall each have the same meaning as the defined term. English shall be the official language of this Agreement and any license agreement provided for hereunder, and all communications between the Parties hereto shall be conducted in that language.

         SECTION 9.09 FORCE MAJEURE. A Party shall not be responsible to the other Party for any failure, delay or interruption in the performance of any of its obligations under this Agreement if such failure, delay or interruption is caused by any act of God, earthquake, fire, casualty, flood, war, epidemic, riot, insurrection, or any act, exercise, assertion or requirement of a governmental authority, or other cause beyond the reasonable control of the Party affected if the Party affected shall have used its best efforts to avoid such occurrence. If a Party believes that the performance of any of its obligations under this Agreement shall be delayed or interrupted as a result of any of the reasons stated in this Section 9.09, and provided such Party is able to do so, such Party shall promptly notify the other Party of such delay or interruption and the cause therefor, and shall provide such other Party with its estimate of when the performance of its obligations shall recommence. When the Party affected is able to recommence the performance of obligations delayed or interrupted as a result of any of the reasons stated in this Section 9.09, it shall so notify the other Party and, except as otherwise provided in this Agreement, it shall promptly resume the performance of such obligations.

         SECTION 9.10 AMENDMENT. This Agreement, including the Attachments, Exhibits and Schedules, constitutes the full agreement of the Parties with respect to the subject matter of this Agreement, and incorporates any prior discussions between them with respect to such subject matter. This Agreement supersedes the rights and obligations of JE and Agouron under the Confidential Disclosure Agreement and the Material Transfer Agreement between the Parties which were both originally entered into on December 22, 1997. This Agreement, including the attachments hereto, shall not be amended, supplemented or otherwise modified, except by an instrument in writing signed by duly authorized officers of the Parties.

         SECTION 9.11 APPLICABLE LAW. This Agreement shall be construed and the rights of the Parties shall be determined in accordance with the laws of Japan; provided, however, that with regard to issues concerning the validity and construction of patents, trademarks and other intellectual property, the rights of the Parties shall be determined in accordance with the laws of the country under which such intellectual property rights were granted.

         SECTION 9.12 NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be given in person, delivered by recognized overnight delivery service, sent by mail (certified or registered, or air mail for addresses outside of the continental U.S.), or by telefax (or other similar means of electronic communication), whose receipt is confirmed by confirming telefax, and addressed, in the case of JE, to its Managing Director of Pharmaceuticals and Biobusiness Division and, in the case of Agouron, to the Senior Vice President, Commercial Affairs (with a copy to the Legal Department), at the addresses shown at the beginning of this Agreement, or such other person and/or address as may have been furnished in writing to the notifying Party in accordance with the provisions of this Section 9.12. Except as otherwise provided herein, any notice shall be deemed delivered upon the earliest of: (i) actual receipt; (ii) four (4) business days after delivery to such recognized overnight delivery service; (iii) eight (8) business days after deposit in the mail; or (iv) the date of receipt of the confirming telefax.

         SECTION 9.13 ASSIGNMENT. This Agreement shall be assignable by a Party to its Affiliates; if this Agreement is assigned by a Party to an Affiliate, the Party shall still be responsible for all of its obligations as specified in this Agreement. This Agreement shall only be assignable by a Party to a non-Affiliated third party with the prior written consent of the other Party, which consent may be withheld at the sole discretion of such other Party. Any such assignment without the prior written consent of the other Party shall be void. Notwithstanding the preceding, in the event of: (i) a sale or transfer of all or substantially all of a Party's assets; or (ii) the merger or consolidation of a Party with another company, this Agreement shall be assignable to the transferee or successor company.

          SECTION 9.14 SUCCESSION. This Agreement shall be binding upon all successors in interest, assigns, trustees and other legal representatives of the Parties.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement at a formal signing ceremony on July 28, 1998, in duplicate originals, by their respective officers thereunto duly authorized.

JAPAN ENERGY CORPORATION                     AGOURON PHARMACEUTICALS, INC.


By:       /s/ Nimoyama                       By:      /s/ Johnson
Name:    Akihiko Nimoyama                    Name:    Peter Johnson
Title:   Representative Director and         Title:   Chief Executive Officer
         President                                    and President

By:      /s/ Irino                           By:      /s/ Friedman
Name:    Ken Irino                           Name:    Gary E. Friedman, Esq.
Title:   Senior Management Director          Title:   Corporate V.P. and
                                                      General Counsel


WITNESSED BY:

By:       /s/ Miyake                         By:      /s/ Snyder
Name:    Toshinobu Miyake                    Name:    R. Kent Snyder
Title:   Assoc. Dir.,                        Title:   Senior Vice President
         General Mgr. of Coordination                 Business Development
         Pharmaceuticals & Biobusiness Division

                                   SCHEDULE 1

                                        *

                                   SCHEDULE 2


                                        *

                                SCHEDULE 7.01(c)


                                        *

                                    EXHIBIT 1


                                        *

                                  ATTACHMENT 1


                                        *